Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MSG WC HOLDINGS CORP.,

MSG WC ACQUISITION CORP.,

MOBILE SERVICES GROUP, INC.

AND

TARGET STOCKHOLDER REPRESENTATIVE

May 24, 2006

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(continued)

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(continued)

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(continued)

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          AGREEMENT AND PLAN OF MERGER, dated as of May 24, 2006 (this “Agreement”), by and among MSG WC Holdings Corp., a Delaware corporation (the “Parent”) and MSG WC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Parent (the “Merger Sub”), on the one hand, and Mobile Services Group, Inc., a Delaware corporation (the “Target”), and the Target Stockholder Representative (as defined below), on the other hand.

RECITALS

          A. The respective Boards of Directors of the Parent, Merger Sub and the Target have each determined that the Merger (as defined below) is in the best interests of their respective stockholders and have approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

          B. Pursuant to the terms and subject to the conditions set forth in this Agreement, the Target Preferred Stockholders (as defined below) shall be entitled to receive the Target Preferred Stockholder Merger Consideration (as defined below) and the Target Common Stockholders (as defined below) shall be entitled to receive the Target Common Stockholder Merger Consideration (as defined below);

          C. In order to effectuate the foregoing, Merger Sub, upon the terms and subject to the conditions of this Agreement and, in accordance with the Delaware General Corporation Law (the “DGCL”), will merge with and into the Target (the “Merger”);

          D. Simultaneously with the execution of this Agreement, the Windward Stockholders (as defined below) and certain of the other Target Stockholders are entering into non-competition, non-solicitation and confidentiality agreements with the Parent as mutually agreed by such Persons; and

          E. The Parent, Merger Sub, and the Target desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other valuable consideration, the sufficiency and receipt of which is hereby acknowledged, and intending to be legally bound hereby, the Parent, Merger Sub, the Target and Target Stockholder Representative (each, a “Party” and collectively, the “Parties”) hereto agree as follows:

ARTICLE I

DEFINITIONS

          1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.l.

          “Acquisition Amount” means the amount equal to the sum of the purchase prices (including any holdback amounts) paid by Target or any of its Subsidiaries in connection with any Permitted Acquisitions between the date of this Agreement and the date immediately prior to the Closing Date, as set forth in the acquisition agreements related thereto.

          “Acquisition Proposal” means any offer, proposal or indication of interest in (a) the acquisition or recapitalization of the Target or any of its Subsidiaries, (b) a merger, consolidation or other business combination involving the Target or any of its Subsidiaries and (c) the acquisition of in excess of fifteen percent (15%) of the assets of the Target or the shares of Target Stock.

          “Adjusted Current Assets” means, with respect to the Target and its Subsidiaries, those current assets of the Target and its Subsidiaries, on a consolidated basis, that are included in the line item categories of current assets specifically identified in Target Disclosure Schedule1.l(a), in each case calculated in accordance with GAAP and in a manner in conformity with the accounting policies, procedures and principles used by the Target in the preparation of its Financial Statements. By way of example, Target Disclosure Schedule 1.1(a) sets forth a calculation of Adjusted Current Assets as of the Balance Sheet Date.

          “Adjusted Current Liabilities” means, with respect to the Target and its Subsidiaries, those current liabilities of the Target and its Subsidiaries, on a consolidated basis, that are included in the line item categories of current liabilities specifically identified in Target Disclosure Schedule1.1(a), in each case calculated in accordance with GAAP and in a manner in conformity with the accounting policies, procedures and principles used by the Target in the preparation of its Financial Statements. By way of example, Target Disclosure Schedule 1.1(a) sets forth a calculation of Adjusted Current Liabilities as of the Balance Sheet Date.

          “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. The term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

          “Amended and Restated Subordinated Note Agreement” means that certain Amended and Restated Subordinated Note Agreement, dated as of November 13, 2001, among Mobile Storage Group, Inc., The Northwestern Mutual Life Insurance Company, Capital d’Amerique CDPQ Inc., John Hancock Life Insurance Company, John Hancock Variable Life Insurance Company, Investors Partner Life Insurance Company, Signature 5 L.P. and New York Life Insurance Company, as amended by the First Amendment to Amended and Restated Subordinated Note Agreement, dated as of November 14, 2002, the Second Amendment to Amended and Restated Subordinated Note Agreement, dated as of December 15, 2003, the Third Amendment to Amended and Restated Subordinated

Note Agreement, dated as of May 28, 2004 and the Fourth Amendment to Amended and Restated Subordinated Note Agreement dated as of December 21, 2005.

          “Ancillary Agreements” means any other agreements, instruments and documents delivered at the Closing in connection with the transactions contemplated by this Agreement.

          “Authorization” means any authorization, approval, consent, certificate, license, registration, permit or franchise of or from any Governmental Entity or pursuant to any Law.

          “Available Cash” means all cash and cash equivalents held by the Target and its Subsidiaries (net of restricted balances and any holdback amounts in connection with acquisitions by the Target or any of its Subsidiaries) as of the last Business Day immediately prior to the Closing Date, including cash and cash equivalents received by the Target and its Subsidiaries on such date but not reflected on the Target financial statements. For purposes of determining an estimate of Available Cash to be included in the Estimated Total Common Stock Merger Consideration, such amount shall be equal to the average cash receipts for Target and its Subsidiaries for the twenty-one (21) Business Days ending on the seventh Business Day prior to the Closing Date.

          “Balance Sheet Date” means March 31, 2006.

          “Benefit Plan” means any “employee benefit plan” within the meaning of section 3(3) of ERISA (whether or not subject to ERISA) and any other benefit plan, program or arrangement with respect to which the Target or any of its Subsidiaries could have Liability.

          “Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Los Angeles, California are authorized or required by Law to close.

          “CapEx Actual Amount” means the amount of capital expenditures spent by the Target and its Subsidiaries from January 1, 2006 through the date immediately prior to the Closing Date. For purposes of this calculation, capital expenditures shall include amounts paid for so-called “tuck-in” acquisitions (i.e., acquisitions treated as capital expenditures for purposes of GAAP).

          “CapEx Adjustment” means the difference between the CapEx Actual Amount and the CapEx Budgeted Amount (and if the CapEx Actual Amount is less than the CapEx Budgeted Amount, such amount shall be negative); provided, however, that if the CapEx Actual Amount is equal to or greater than 90% of the CapEx Budgeted Amount and equal to or less than 110% of the CapEx Budgeted Amount, then the CapEx Adjustment shall be equal to zero.

          “CapEx Budgeted Amount” means the amount of capital expenditures budgeted to be spent by the Target and its Subsidiaries from January 1, 2006 through the date immediately prior to the Closing Date in accordance with Section 6.9; for purposes of this definition, in the event that the Closing Date is a date other than the first day of a calendar month, the CapEx Budgeted Amount shall be equal to the sum of the capital expenditures by the Target and its Subsidiaries budgeted to be spent from January 1, 2006 through the last day of the calendar month prior to the Closing Date, plus an amount equal to the amount of capital expenditures budgeted for the month in which the Closing Date occurs, multiplied by a fraction equal to (a) the number of days prior to the Closing Date commencing on the first day of the calendar month in which the Closing Date occurs, divided by (b) the total number of days in such month. The CapEx Budgeted Amount shall be increased by the amount, if any, by which cumulative sales of rental units from the rental fleet from June 1, 2006 through the Closing Date exceeds the Rental Unit Sales Cap.

          “Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

          “Certificate” means a certificate which immediately prior to the Effective Time represents outstanding shares of capital stock of a Party.

          “Certificate of Incorporation” means that certain certificate of incorporation of the Target, as amended to date.

          “COBRA” means Part 6 of Subtitle B of Title I of ERISA, section 4980B of the Code, and any similar state Law.

          “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          “Contract” means any written and, to the Knowledge of the Target, oral agreement, contract, commitment or arrangement.

          “Credit Agreements” means the US. Credit Agreement and the U.K. Credit Agreement.

          “Enterprise Value” means $605,000,000.

          “Equity Securities” means (a) shares of Capital Stock, (b) options, warrants or other rights convertible into, or exercisable or exchangeable for, directly or indirectly, or otherwise entitling any Person to acquire, directly or indirectly, shares of Capital Stock or any profit participation feature and (c) stock appreciation rights, phantom stock or similar rights.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          “ERISA Affiliate” means any Person at any relevant time considered a single employer with the Target or any of its Subsidiaries under section 414 of the Code.

          “Escrow Agreement” means the Escrow Agreement, to be dated as of the Closing Date, by and among the Parent, the Target Stockholder Representative and an escrow agent mutually acceptable to the Parent and the Target Stockholder Representative, in form and substance reasonably satisfactory to the Parent and the Target Stockholder Representative.

          “Escrow Amount” means the amount deposited into the escrow account pursuant to the terms and conditions of the Escrow Agreement, equal to $25,000,000.

          “Escrow Funds” means the funds held in the escrow account pursuant to the terms and conditions of the Escrow Agreement.

          “Estimated Total Common Stock Merger Consideration” means a good faith estimate of the Total Common Stock Merger Consideration, as determined by the Target. In connection with determining the Estimated Total Common Stock Merger Consideration, the Target shall (i) use the actual (A) Enterprise Value, (B) Target Stockholder Representative Expense Amount, and (C) Preferred Redemption Amount, and (ii) estimate (A) the Working Capital Adjustment, (B) the CapEx Adjustment, (C) the Acquisition Amount, (D) the amount of Available Cash, (E) the Target Debt Amount, and (F) the amount of Target Transaction Expenses.

          “Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or any foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof, including any court having jurisdiction.

          “Hazardous Substance” means any chemical, material or substance for which liability or standards of conduct are imposed under any Environmental Law, including without limitation any substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants,” or words of similar meaning and regulatory effect under any applicable Environmental Law, including petroleum, asbestos and polychlorinated biphenyls.

          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          “In-the-Money Target Option” means any Target Option whose exercise price is less than the Total Common Stock Per Share Merger Consideration.

          “Indebtedness” means any of the following: (a) any indebtedness for borrowed money, including accrued and unpaid interest; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business but including all seller notes and “earn out” payments; (d) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (e) any prepayment penalties or premiums and any breakage costs incurred in connection with the payment of any of the foregoing prior to maturity thereof; (f) obligations under any interest rate, currency or other hedging agreements; (g) capitalized lease obligations (other than any amounts that are reflected in the definition of “Adjusted Current Liabilities”); (h) any indebtedness described in clauses (a)-(g) above that is incurred in connection with the acquisitions covered by the definition of “Acquisition Amount”; and (i) any guaranty of any of the foregoing.

          “Knowledge of the Target” or any similar phrase means the actual knowledge of the following persons after reasonable inquiry: Douglas Waugaman, Allan Villegas and Christopher Wilson.

          “Law” means any statute, law, any common law as of the date of this Agreement, order, ordinance, rule or regulation of any Governmental Entity.

          “Lehman” means Lehman Brothers Inc.

          “Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

          “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation, right of first refusal, option, restriction or any other encumbrance in respect of such property or asset.

          “Losses” means any loss, Liability, Action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of any claims by or on behalf of any party to this Agreement or any third party claims, including interest, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing; provided, however, that Losses shall not be deemed to include any indirect, special, incidental or consequential damages, but shall include punitive damages actually paid to any third party.

          “Merger Notice” means a letter from the Target to the Target Stockholders providing notice of the Merger and the Effective Date as well as instructions concerning the procedure for the exchange of the Target Common Stock and Target Preferred Stock, if any, owned by the Target Stockholders for the Total Common Stock Merger Consideration and/or the Preferred Redemption Amount, as the case may be, in form and substance mutually satisfactory to Parent and Target, and which Merger Notice shall contain the appropriate notice required under Section 262 of the DGCL.

          “Mobile Storage Group” means Mobile Storage Group, Inc., a Delaware corporation, and wholly owned Subsidiary of the Target.

          “Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

          “Organizational Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, certificate of limited partnership, certificate of formation, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).

          “Parent Material Adverse Effect” means any material adverse effect on the ability of the Parent to perform its obligations under this Agreement and the Ancillary Agreements, as applicable.

          “Permitted Acquisitions” means any acquisitions by Target or any of its Subsidiaries of any Person (by way of merger, acquisition of voting securities of such Person, or acquisition of all or substantially all of such Person’s assets) which are permitted under this Agreement. Such term shall not include any “tuck-in” acquisitions (which shall be included under the CapEx Actual Amount).

          “Permitted Liens” means (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) statutory Liens of landlords and workers’, carriers’, materialmens’, suppliers’ and mechanics’ Liens incurred in the ordinary course of business, which amounts related thereto are not yet due and payable or for which appropriate reserves have been established in accordance with GAAP, (c) Liens and encroachments which do not materially interfere with the present use or value of the properties they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens arising under this Agreement or any Ancillary Agreement, and (f) Liens that secure Liabilities (other than Target Debt) as set forth on Target Disclosure Schedule1.1(b).

          “Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

          “Post-Closing Adjustment” means (x) the Total Common Stock Merger Consideration as finally determined in accordance with Section 2.9, minus (y) the Estimated Total Common Stock Merger Consideration.

          “Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

          “Pre-Closing Period” means any taxable period or portion thereof ending on or before the Closing Date. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period to the end of the Closing Date shall constitute a Pre-Closing Period.

          “Preferred Redemption Amount” means the cumulative amounts paid to the holders of the Preferred Stock equal to their respective redemption prices as determined in accordance with the Certificate of Incorporation and in accordance with their respective ownership of Target Preferred Stock as set forth on Schedule 2.3(b).

          “Prime Rate” means “prime rate” as published in The Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment of the applicable amount. Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding.

          “Real Property Transfer Taxes” means the real property transfer Taxes which may be imposed by any Governmental Authority in connection with the consummation of the Merger as they become due and payable with respect to the Owned Real Property set forth on Target Disclosure Schedule 4.9(a) (or Owned Real Property that is required to be set forth on Target Disclosure Schedule 4.9(a)).

          “Rental Unit Sales Cap” means $l,300,000 per calendar month from June 1, 2006 through the Closing Date (provided that if the Closing Date occurs on a date other than the first day of a calendar month, the amount for such calendar month shall be an amount equal to $1,300,000 multiplied by a fraction equal to (a) the number of days prior to the Closing Date commencing with the first day of the month in which the Closing Date occurs divided by (b) the total number of days in such month).

          “Requisite Stockholder Approval” means the approval of holders holding at least a majority in interest of the Target Common Stock.

          “Securities Act” means the Securities Act of 1933, as amended.

          “Series B Preferred Stock” means the shares of Series B 10% Cumulative Preferred Stock, par value $0.001 per share, of the Target.

          “Series C Preferred Stock” means the shares of Series C 8.5% Cumulative Preferred Stock, par value $0.001 per share, of the Target.

          “Series E Preferred Stock” means the shares of Series E 8.5% Convertible Cumulative Preferred Stock, par value $0.001 per share, of the Target.

          “Series G Preferred Stock” means the shares of Series G Preferred Stock, par value $0.001 per share, of the Target.

          “Series H Preferred Stock” means the shares of Series H 10% Convertible Cumulative Preferred Stock, par value $0.001 per share, of the Target.

          “Series I Preferred Stock” means the shares of Series I 10% Convertible Cumulative Preferred Stock, par value $0.001 per share, of the Target.

          “Series J Preferred Stock” means the shares of Series J 10% Convertible Cumulative Preferred Stock, par value $0.001 per share, of the Target.

          “Series K Preferred Stock” means the shares of Series K Convertible Preferred Stock, par value $0.001 per share, of the Target.

          “Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

          “Target Common Stock” means the shares of Common Stock, par value $0.001 per share, of the Target.

          “Target Common Stockholder” means a holder of Target Common Stock.

          “Target Debt” means all Indebtedness of the Target and its Subsidiaries as of the Closing Date other than the Indebtedness set forth on Target Disclosure Schedule1.1(c).

          “Target Debt Amount” means that amount necessary to satisfy in full all payment obligations with respect to the Target Debt.

          “Target Material Adverse Effect” means any change or effect that is materially adverse to the assets, liabilities, business, financial condition or results of operations of the Target and its Subsidiaries, taken as a whole, other than any such effect or change, directly or indirectly, (a) resulting from or arising in connection with (i) general political, economic, financial, capital market or industry-wide conditions, (ii) this Agreement, the transactions contemplated hereby or the announcement or other disclosure of this Agreement or the transactions contemplated hereby, (iii) any condition described in the Target Disclosure Schedule as it exists on the date of this Agreement (but excluding any material worsening or deterioration of such condition), (iv) any breach by the Parent of this Agreement, or (v) the taking of any action or the omission to take any action expressly required by this Agreement, or (b) attributable to the fact that the prospective owner of the Target and its Subsidiaries is the Parent or any Affiliate of the Parent.

          “Target Option” means each option to purchase Target Common Stock, including each option issued pursuant to the Target Stock Option Plans, outstanding immediately prior to the Effective Time (and not exercised for Target Common Stock prior to the Closing).

          “Target Preferred Stock” means, collectively, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series G Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock, the Series J Preferred Stock and Series K Preferred Stock.

          “Target Preferred Stockholder” means a holder of Target Preferred Stock.

          “Target Stock” means any Target Preferred Stock and/or any Target Common Stock.

          “Target Stock Option Plans” mean (i) the 2005 Stock Option Plan of the Target and (ii) the 2005 Stock Incentive Plan of the Target.

          “Target Stockholder” means any Target Preferred Stockholder or any Target Common Stockholder.

          “Target Transaction Expenses” means, without duplication, the collective amount payable by the Target or any of its Subsidiaries for all out-of-pocket costs and expenses incurred by the Target or on behalf of the Target Stockholders in connection with the sale of the Target or any of its Subsidiaries (whether pursuant to this Agreement or any alternative transaction the Target or the Target Stockholders have considered or any auction process related thereto), which shall be set forth on Target Disclosure Schedule 2.3(a) for inclusion in the calculation of the Estimated Total Common Stock Merger Consideration, including without limitation (A) all brokers’ or finders’ fees, (B) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts, (C) all sale, “stay-around,” retention, or similar bonuses or payments to current or former directors, officers, employees and consultants paid as a result of or in connection with the transactions contemplated hereby agreed to by the Target or any of its Subsidiaries prior to the Closing Date, including the Transaction Incentive Plan listed in the Target Disclosure Schedule, and (D) one-half of the amount of Real Property Transfer Taxes.

          “Tax” or “Taxes” means (i) all federal, state, local or foreign net or gross income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, personal and real property, withholding, excise, production, transfer, alternative minimum, value added, ad valorem, occupancy and other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatsoever, whether or not disputed, together with any interest, penalties, additions to tax or additional amounts with respect thereto; (ii) amounts described in clause (i) for which the Target or any of its Subsidiaries becomes liable under consolidated return or similar principles; and (iii) amounts described in clauses (i) or (ii) for which the Target or any of its Subsidiaries becomes liable as a transferee or successor, by contract or otherwise.

          “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          “Total Common Stock Merger Consideration” means (i) the Enterprise Value, plus (ii) the Working Capital Adjustment (which may be a negative number), plus (iii) the CapEx Adjustment (which may be a negative number), plus (iv) the Acquisition Amount, plus (v) the amount of Available Cash, minus (vi) the Target Debt Amount, minus (vii) the amount of Target Transaction Expenses, minus (viii) the Target Stockholder Representative Expense Amount, minus (ix) the Preferred Redemption Amount. The Total Common Stock Merger Consideration shall be determined in accordance with Section 2.9.

          “Total Common Stock Per Share Merger Consideration” means, with respect to each share of Target Common Stock, an amount equal to the quotient of (a) the sum of (x) Total Common Stock Merger Consideration and (y) the aggregate exercise price of all In-the-Money Target Options, divided by (b) the sum of (i) Total Target Common Stock and (ii) the total number of shares of Target Common Stock issuable upon the exercise of all In-the-Money Target Options.

          “Total Target Common Stock” means the total number of shares of Target Common Stock outstanding as of the Effective Time, not including any Target Options.

          “Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes imposed by any Governmental Authority in connection with the consummation of the Merger; provided, however, that Transfer Taxes shall not include any Real Property Transfer Taxes.

          “U.K. Credit Agreement” means that certain Credit Agreement, dated as of December 30, 2005, by and among Mobile Storage Group, Ravenstock MSG Limited and Bank of America, N.A.

          “U.S. Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 30, 2005, among Mobile Storage Group, Bank of America, N.A., Banc of America Securities, LLC and the financial institutions named therein.

          “Windward” means Windward Capital Management, LLC, a Delaware limited liability company.

          “Windward Stockholders” means, collectively, Windward Capital LP II, L.L.C., Windward Capital Partners II, L.P., Windward/MSG Co-Invest II, LLC and Windward/MSG Co-Invest, LLC.

          “Working Capital Adjustment” means (i) the amount by which the Working Capital Amount as of the close of business on the day immediately prior to the Closing Date exceeds $20,000,000 or (ii) the amount by which the Working Capital Amount as of the close of business on the day immediately prior to the Closing Date is less than $17,000,000, in each case, if applicable; provided, that any amount which is calculated pursuant to clause (ii) above shall be deemed to be a negative number. In the event that the Working Capital Amount is greater than or equal to $17,000,000 and less than or equal to $20,000,000, then the amount of the Working Capital Adjustment shall be zero.

          “Working Capital Amount” means, as of any date, the Adjusted Current Assets minus the Adjusted Current Liabilities.

          “$” means United States dollars.

          1.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Action	4.13
Advisors	3.7(a)
Agreement	Preamble
Antitrust Authorities	8.2(c)
CERCLA	4.16
Certificate of Merger	2.2
Closing	2.2
Closing Date	2.2
Commitment Letters	5.5(ii)
Confidentiality Agreement	7.1
Continuing Employees	7.3(a)
Debt Commitment Letters	5.5(ii)
Debt Payoff Letters	9.2(h)
Deductible Amount	11.3 (c)(i)(x)
DGCL	Recitals
Dissenting Shares	3.5
Dissenting Stockholder	3.5
DOJ	8.2(b)(ii)
Effective Time	2.2
EGTRRA	4.14(a)
Environmental Laws	4.16(a)
Environmental Sampling	11.3(c)(i)
Equity Commitment Letter	5.5(ii)

Escrow Contribution Per Share Amount	2.3(b)(ii)(y)
Financial Statements	4.5(ii)
FTC	8.2(b)(ii)
GAAP	4.5(ii)
GUST	4.14(a)
Indemnitee	11.3(i)
Indemnitor	11.3(i)
Independent Expert	2.9(a)(iii)
Intellectual Property	4.10(a)
ISRA	4.16(e)
Leased Real Property	4.9(b)
Leases	4.9(b)
Legacy Environmental Conditions	11.3(c)(i)
Material Contract	4.12(a)
Merger	Recitals
Merger Sub	Preamble
Notice of Objection	2.9(a)(ii)
Owned Real Property	4.9(a)
Parent	Preamble
Parent Disclosure Schedule	Preamble to Article V
Parent Indemnified Parties	1l.3(a)
Party	Recitals
Parties	Recitals
Per Claim Threshold	11.3(c)(i)(y)
Policies	4.17
Preliminary Acquisition Amount	2.9(a)(i)(C)
Preliminary Available Cash	2.9(a)(i)(D)
Preliminary CapEx Adjustment	2.9(a)(i)(B)
Preliminary Closing Date Calculations	2.9(a)(i)
Preliminary Target Debt Amount	2.9(a)(i)(E)
Preliminary Target Transaction Expenses	2.9(a)(i)(F)
Preliminary Working Capital Adjustment	2.9(a)(i)(A)
Real Property	4.9(b)
Review Period	2.8(b)(ii)
Severance Policies	4.14(a)

Stockholder Indemnified Parties	1l.3(b)
Straddle Period	8.5(a)(i)
Subsidiary Shares	4.3(b)
Surviving Corporation	2.1
Target	Preamble
Target Benefit Plan	4.14(a)
Target Disclosure Schedule	Preamble to Article IV
Target Disclosure Schedule Supplement	6.5
Target Intellectual Property	4.10(a)
Target Licenses	4.10(c)(i)
Target Stockholder Representative	3.7(a)
Target Stockholder Representative Completion	3.7(c)
Date
Target Stockholder Representative Costs	3.7(c)
Target Stockholder Representative Expense	2.3(a)(ii)
Amount
Third Party Licenses	4.10(c)(ii)
WARN Act	6.2(s)

          1.3 Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified; (e) the word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified; and (f) a reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

ARTICLE II

THE MERGER

          2.1 The Merger. At the Effective Time (as defined in Section 2.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, the Merger shall be effectuated as follows: (i) Merger Sub shall be merged with and into the Target, (ii) the separate corporate existence of Merger Sub shall cease, and (iii) the Target shall be the surviving corporation. The Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

          2.2 Closing; Effective Time. The closing of the Merger and the other transactions contemplated hereby (the “Closing”) will take place following the satisfaction of all conditions set forth herein on the date mutually agreed to by the Parent and the Target, but in no event later than September 30, 2006 (the “Closing Date”). The Closing shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 515 South Flower Street, Twenty-Fifth Floor, Los Angeles, CA 90071, or at such other location as the Parent and the Target shall mutually agree. At the Closing, the Parties shall cause the Merger to be consummated by filing a certificate of merger in the form of Exhibit A hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the “Effective Time”).

          2.3 Payments at Closing.

                    (a) At the Closing, based upon the calculation of the Estimated Total Common Stock Merger Consideration (including the components thereof), Parent shall pay, or cause to be paid, the following amounts by wire transfer of immediately available funds: (i) an amount equal to the Target Debt Amount to the Target (or its designees) for payment of all amounts outstanding pursuant to the Target Debt; (ii) $250,000 (the “Target Stockholder Representative Expense Amount”) to the Target Stockholder Representative in accordance with Section 3.7(c) of this Agreement; (iii) the Target Transaction Expenses to the Persons to whom such Target Transaction Expenses are owed; (iv) the Preferred Redemption Amount to the holders of the Target Preferred Stock; and (v) the Estimated Total Common Stock Merger Consideration, less the Escrow Amount, to the Target Common Stockholders in accordance with their respective ownership of Target Common Stock set forth on Target Disclosure Schedule 2.3(c), and to the holders of Target Options in accordance with Section 3.1 below. Target Disclosure Schedule 2.3(c) shall be subject to amendment prior to the Closing in accordance with Section 6.5.

                    (b) At the Closing, the Escrow Amount shall be contributed to the Escrow Agent in accordance with the terms of the Escrow Agreement. The portion of the Escrow Amount allocated to each share of Target Common Stock shall equal the quotient of (i) the Escrow Amount, divided by (ii) the sum of (x) the total shares of Target

Common Stock and (y) the total number of shares of Target Common Stock into which the In-the-Money Target Options are exercisable (such amount, the “Escrow Contribution Per Share Amount”). The portion of the Escrow Amount allocated to each In-the-Money Target Option shall equal the lesser of (a) the Escrow Contribution Per Share Amount and (b) the difference between the (x) Target Common Stock Per Share Merger Consideration and (y) the per share exercise price of such In-the-Money Target Option. In the event that (a) the Escrow Contribution Per Share Amount for any In-the-Money Target Option is greater than (b) the difference between the (x) Target Common Stock Per Share Merger Consideration and (y) the per share exercise price of any In-the-Money Target Option, the amount of the difference between (a) and (b) will be contributed to the Escrow Amount by Windward Capital Partners II, L.P. (96.35% of the difference) and Windward Capital LP II, LLC (3.65% of the difference).

                    (c) Any distributions from the Escrow Funds shall be made by the Escrow Agent in accordance with the terms of the Escrow Agreement. Any distributions will be made in accordance with the respective contributions of each holder of Target Common Stock and each holder of In-the-Money Target Options to the Escrow Amount in accordance with Target Disclosure Schedule 2.3(d), which schedule shall be subject to amendment prior to the Closing in accordance with Section 6.5.

          2.4 Deliveries at the Closing. At the Closing:

                    (a) The Target shall deliver to the Parent the various certificates, instruments, and documents referred to in Section9.2 below.

                    (b) The Parent (or its designee) shall make the payments contemplated by Section 2.3 above as follows and shall also deliver the following documents:

                              (i) to the holders of the Target Debt, the Target Debt Amount;

                              (ii) to the Persons to whom the Target Transaction Expenses are owed, the Target Transaction Expenses;

                              (iii) to the Target (or its designees), the various certificates, instruments and documents referred to in Section 9.3 below;

                              (iv) to the Target Preferred Stockholders, the Preferred Redemption Amount as provided under Section 3.3(b) below;

                              (v) to the Target Common Stockholders, the Target Common Stock Merger Consideration, less the applicable portion of the Escrow Amount, as provided under Section 3.3(a) below;

                              (vi) to Target for payment to the holders of Target Options, the payments set forth in Section 3.1 below, less the applicable portion of the Escrow Amount;

                              (vii) to the Escrow Agent, the Escrow Amount; and

                              (viii) to the Target Stockholder Representative, the Target Stockholder Representative Expense Amount.

          2.5 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Sub and the Target shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Target shall become the debts, liabilities and duties of the Surviving Corporation. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Target or Merger Sub that is reasonably necessary in order to carry out and effectuate the Merger consistent with the provisions of this Agreement.

          2.6 Certificate of Incorporation; Bylaws.

                    (a) Subject to Section 7.2 below, the certificate of incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the certificate of incorporation of Merger Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

                    (b) Subject to Section 7.2 below, the bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the bylaws of Merger Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

          2.7 Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall serve as the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

          2.8 Determination of Estimated Total Common Stock Merger Consideration. No later than five (5) Business Days prior to the Closing Date, the Target shall deliver to the Parent the calculation of the Estimated Total Common Stock Merger Consideration, including any supporting detail reasonably requested by the Parent. The Estimated Total Common Stock Merger Consideration shall be subject to review by the Parent and shall be reasonably acceptable to the Parent.

          2.9 Adjustments to Merger Consideration.

                    (a) Preliminary Closing Date Calculations; Adjustment; Total Common Stock Merger Consideration.

                              (i) Within sixty (60) days after the Closing Date, the Parent shall cause the Surviving Corporation to prepare and deliver to the Target Stockholder Representative: (A) a proposed calculation of the Working Capital Adjustment (the “Preliminary Working Capital Adjustment”), (B) a proposed calculation of the CapEx Adjustment (the “Preliminary CapEx Adjustment”), (C) a proposed calculation of the Acquisition Amount (the “Preliminary Acquisition Amount”), (D) a proposed calculation of the Available Cash (the “Preliminary Available Cash”), (E) a proposed calculation of the Target Debt Amount (the “Preliminary Target Debt Amount”), and (F) a proposed calculation of the Target Transaction Expenses (the “Preliminary Target Transaction Expenses”) and, in each case, the components thereof. The Preliminary Working Capital Adjustment, the Preliminary CapEx Adjustment, the Preliminary Acquisition Amount, the Preliminary Available Cash, the Preliminary Target Debt Amount and the Preliminary Target Transaction Expenses shall collectively be referred to herein from time to time as the “Preliminary Closing Date Calculations.”

                              (ii) The Target Stockholder Representative shall have thirty (30) days following receipt thereof from Parent to review the Preliminary Closing Date Calculations (the “Review Period”). The Parent (i) shall provide the Target Stockholder Representative and its agents or representatives with any information reasonably requested by it and (ii) shall give the Target Stockholder Representative access, during normal business hours and upon reasonable notice, to the personnel, accountants, properties, books and records of the Surviving Corporation and its Subsidiaries (and, if necessary, the work papers of the accountants retained by the Parent) for such purpose. The Target Stockholder Representative may, on or prior to the last day of the Review Period, deliver a written notice to the Parent (the “Notice of Objection”), which sets forth its specific objections to the Parent’s calculation of the Preliminary Closing Date Calculations. Any Notice of Objection shall specify those items or amounts with which the Target Stockholder Representative disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Target Stockholder Representative’s calculation of the Preliminary Closing Date Calculations based on such objections. To the extent not set forth in the Notice of Objection, the Target Stockholder Representative shall be deemed to have agreed with the Parent’s calculation of all other items and amounts contained in the Preliminary Closing Date Calculations.

                              (iii) Unless the Target Stockholder Representative delivers the Notice of Objection to the Parent on or prior to the last day of the Review Period, the Target Stockholders shall be deemed to have accepted the Parent’s calculation of the Preliminary Closing Date Calculations and such calculations shall be final, conclusive and binding. If the Target Stockholder Representative delivers the Notice of Objection to the Parent on or prior to the last day of the Review Period, the Target Stockholder

Representative and the Parent shall, during the thirty (30) day period following such delivery or any mutually agreed extension thereof, endeavor in good faith and use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of the Preliminary Closing Date Calculations. If, at the end of such period or any mutually agreed extension thereof, the Target Stockholder Representative and the Parent are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to a nationally recognized accounting firm which has no material relationship with the Parent, the Target Stockholder Representative or any Target Stockholder or any of their respective Affiliates or any other material conflict of interest, mutually acceptable to the Target Stockholder Representative and the Parent (the “Independent Expert”). The parties shall instruct the Independent Expert to review promptly this Section 2.9 (and the corresponding defined terms) and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Preliminary Closing Date Calculations require adjustment. The Independent Expert shall base its determination solely on written submissions by the Target Stockholder Representative and the Parent and not on an independent review. The Target Stockholder Representative and the Parent shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. As promptly as practicable but in no event later than forty-five (45) days after its retention, the Independent Expert shall deliver to the Target Stockholder Representative and the Parent a report which sets forth its resolution of the disputed items and amounts and its calculation of the Preliminary Closing Date Calculations. The final determination made by the Independent Expert with respect to each item of the Preliminary Closing Date Calculations in dispute shall be no more than nor more less than the amount claimed by the Target Stockholder Representative, on the one hand, and the Parent, on the other hand. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be borne one-half by the Parent and one-half by the Target Stockholders from the Target Stockholder Representative Expense Amount. On the Business Day following final determination of any adjustments to the Preliminary Closing Date Calculations pursuant to this Section 2.9(a)(iii), the Parent and the Target Stockholder Representative shall recalculate and confirm the Total Common Stock Merger Consideration by using the items of the Preliminary Closing Date Calculations, as so adjusted, and the actual Enterprise Value, Target Stockholder Representative Expense Amount and Preferred Redemption Amount.

                              (iv) Following the Closing, the Parent shall not take any action with respect to the accounting books and records of the Target and its Subsidiaries on which the Preliminary Closing Date Calculations are to be based that are not consistent with the accounting principles, practices, methodologies and policies used in the preparation of the Financial Statements.

                    (b) Final Adjustment to Total Common Stock Merger Consideration.

                              (i) If the Post-Closing Adjustment is a positive amount, the Parent (or its designee) will pay to the Target Stockholder Representative such positive amount by wire transfer or delivery of other immediately available funds, in each case, within three (3) Business Days after the date on which the Total Common Stock Merger Consideration is finally determined pursuant to this Section 2.9, together with interest thereon calculated from and including the Closing Date to but excluding the date of payment, at a rate per annum equal to the Prime Rate. The Target Stockholder Representative (or its designee) shall distribute such amount in accordance with Schedule 2.9(b).

                              (ii) If the Post-Closing Adjustment is a negative amount, the Target Stockholder Representative will instruct the Escrow Agent to make payment out of the Escrow Funds of such negative amount to the Parent by wire transfer or delivery of other immediately available funds, in each case, within three (3) Business Days after the date on which the Total Common Stock Merger Consideration is finally determined pursuant to this Section 2.9, together with interest thereon calculated from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Prime Rate.

          2.10 Rollover Shares or Options. To the extent that any Target Stockholder or any holder of In-the-Money Target Options, with the consent of Parent, elects to “roll over” all or any portion of its shares of Target Common Stock or In-the-Money Target Options into the Equity Securities of Parent, then the portion of the Total Common Stock Merger Consideration which such Person would have received therefor shall be deducted from the Total Common Stock Merger Consideration and the value of such amount shall be allocated to such Person in the form of Equity Securities of Parent on such terms and conditions as such Person and Parent may agree.

ARTICLE III

EFFECT OF THE MERGER

          3.1 Cancellation and Exercise of Target Options. The Target shall take all actions necessary so that (i) immediately prior to the Effective Time, each outstanding unexercised Target Option shall become fully vested and exercisable and (ii) at the Effective Time, such Target Options shall be cancelled. In consideration of such cancellation, each holder of In-the-Money Target Options shall be entitled to receive at the Effective Time from the Target a cash payment equal to the Total Common Stock Per Share Merger Consideration, minus the per share exercise price for the applicable In-the-Money Target Option, minus the lesser of (a) the Escrow Contribution Per Share Amount and (b) the difference between (x) the Total Common Stock Per Share Merger Consideration and (y) the per share exercise price for the applicable In-the-Money Target Option, subject to any required withholding Taxes. Target Disclosure Schedule 3.1 sets forth (a) the name of each holder of In-the-Money Target Options, (b) the number of In-the-Money Target Options held by such holder, and (c) the per share exercise price for such In-the-Money Target Options. Target Disclosure Schedule 3.1 shall be subject to amendment at least five (5) Business Days prior to the Closing in accordance with Section6.5.

          3.2 Effect on Capital Stock of Merger Sub and the Target. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Capital Stock of the Target or any shares of Capital Stock of Merger Sub:

                    (a) Capital Stock of Merger Sub. Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.0001per share, of the Surviving Corporation.

                    (b) Cancellation of Treasury Stock. Each share of Target Common Stock and Target Preferred Stock that is owned by the Target shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                    (c) Conversion of Target Common Stock. Each share of Target Common Stock (other than those shares set forth in Section 3.2(b) and Dissenting Shares) shall be converted into the right to receive the Total Common Stock Per Share Merger Consideration subject to the terms in Section 3.3(a). As of the Effective Time, all shares of Target Common Stock (other than those shares set forth in Section 3.2(b) and Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any shares of Target Common Stock (other than those shares set forth in Section 3.2(b) and Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Total Common Stock Per Share Merger Consideration.

                    (d) Conversion of Preferred Stock. Each share of Target Preferred Stock (other than those shares set forth in Section 3.2(b)) shall be converted into the right to receive the portion of the Preferred Redemption Amount, subject to the terms in Section 3.3(b). As of the Effective Time, all shares of Target Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any shares of Target Preferred Stock (other than those shares set forth in Section 3.2(b)) shall cease to have any rights with respect thereto, except the right to receive the portion of the Preferred Redemption Amount.

                    (e) Exchange Procedures for Target Stock.

                              (i) Prior to the Effective Time, the Target shall deliver to each Target Stockholder the Merger Notice. At the Effective Time, other than with respect to Dissenting Shares, each Target Stockholder shall surrender to the Target for cancellation either: (A) Certificates representing all of the shares of Target Common Stock or Target Preferred Stock, as the case may be, for which such Target Stockholder is the beneficial owner and an accompanying stock power endorsed in blank or accompanied by duly executed assignment documents or (B) an affidavit and any other documents specified under Section 3.4 below.

                              (ii) Target Preferred Stockholders shall be entitled to receive in exchange for surrendered Certificates representing shares of Target Preferred Stock or such affidavit or other document specified in Section 3.4 below, and the Parent (or its designee) shall cause to be delivered to such Target Preferred Stockholder, as soon as reasonably practicable after the delivery by such Target Preferred Stockholder of such Certificates or affidavits for cancellation, the portion of the Preferred Redemption Amount that such Target Preferred Stockholder shall be entitled to receive pursuant to Section 3.3(b) below. Any Certificates representing Target Preferred Stock so surrendered shall forthwith be cancelled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Preferred Stock will be deemed from and after the Effective Time, for all purposes, to evidence the portion of the Preferred Redemption Amount for which such shares of Target Preferred Stock shall have been so converted pursuant to Section 3.3(b) below. In the event that a holder of Target Preferred Stock surrenders Certificates or affidavits representing Target Preferred Stock to the Surviving Corporation after the Effective Time, the Surviving Corporation shall promptly notify the Parent of such surrender and the Parent (or its designee) shall promptly deliver to such Target Preferred Stockholder the portion of the Preferred Redemption Amount, if any, to which such Target Preferred Stockholder is entitled to receive pursuant to Section 3.3(b) below.

                              (iii) Target Common Stockholders shall be entitled to receive in exchange for surrendered Certificates representing shares of Target Common Stock or such affidavit or other document specified in Section 3.4 below, and the Parent (or its designee) shall cause to be delivered to such Target Common Stockholder, as soon as reasonably practicable after the delivery by such Target Common Stockholder of such Certificates or affidavits for cancellation, the portion of the Total Common Stock Merger Consideration that such Target Common Stockholder shall be entitled to receive pursuant to Section 3.3(a) below. Any Certificates representing Target Common Stock so surrendered shall forthwith be cancelled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Common Stock will be deemed from and after the Effective Time, for all purposes, to evidence the portion of the Total Common Stock Merger Consideration into which such shares of Target Common Stock shall have been so converted pursuant to Section 3.3(a) below. In the event that a holder of Target Common Stock surrenders Certificates or affidavits representing Target Common Stock to the Surviving Corporation after the Effective Time, the Surviving Corporation shall promptly notify the Parent of such surrender and the Parent (or its designee) shall promptly deliver to such Target Common Stockholder the portion of the Total Common Stock Merger Consideration, if any, which such Target Common Stockholder is entitled to receive pursuant to Section 3.3(a) below.

          3.3 Surrender of Target Stock.

                    (a) Target Common Stock. Except as set forth in Section 3.4 and subject to the terms and conditions of this Agreement, in exchange for Certificates and/or affidavits representing all of its outstanding Target Common Stock (other than Dissenting Shares) delivered at or prior to the Closing, each Target Common Stockholder (other than Dissenting Stockholders) shall be entitled to receive an amount equal to the product of the Total Common Stock Per Share Merger Consideration multiplied by the number of shares of Target Common Stock held by such Target Common Stockholder less such stockholder’s Escrow Contribution Per Share Amount (subject, in the case of certain of the Windward Stockholders, to adjustment in accordance with Section 2.3(b)) and the Parent (or its designee) shall, at the Closing, transfer such amount via wire transfer in immediately available funds.

                    (b) Target Preferred Stock. Except as set forth in Section 3.4 and subject to the terms and conditions of this Agreement, in exchange for Certificates and/or affidavits representing all of its outstanding Target Preferred Stock delivered at or prior to the Closing, each Target Preferred Stockholder shall be entitled to receive an amount in cash equal to that portion of the Preferred Redemption Amount and the Parent (or its designee) shall, at the Closing, transfer such amount via wire transfer in immediately available funds.

          3.4 Lost, Stolen or Destroyed Certificates. Subject to Section 3.1 and Section 3.2, in the event that any Certificates shall have been lost, stolen or destroyed, in respect of such lost, stolen or destroyed Certificates, the holder shall deliver an affidavit of that fact; provided, however, that the Parent may, in its sole and absolute discretion, and as a condition precedent to the payment thereof, require the owner of a lost, stolen or destroyed Certificate representing shares of Target Common Stock or Target Preferred Stock, as the case may be, to deliver an indemnity in an amount equal to the portion of the Total Common Stock Merger Consideration and/or the Preferred Redemption Amount, as the case may be, to which such owner would be entitled in accordance with this Article III in respect of the shares of Target Common Stock or Target Preferred Stock, as the case may be, that is the subject of such affidavit of loss, theft or destruction as indemnity against any claim that may be made against the Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          3.5 Appraisal Rights; Dissenting Shares. Any Target Common Stockholder who has properly demanded an appraisal and perfected the right to dissent under the DGCL and who has not effectively withdrawn or lost such rights as of the Effective Time (the “Dissenting Shares”) shall not be entitled to receive such Target Common Stockholder’s portion of the Total Common Stock Merger Consideration pursuant to Section 3.3(a), and the holders thereof shall be entitled only to such rights as are granted by the DGCL in accordance with the terms of the DGCL. The Target shall give the Parent prompt notice upon receipt by the Target of any such written demands for payment of the fair value of such shares of Target Common Stock and of withdrawals of such demands and any other instruments provided by any Target Common Stockholder pursuant to the DGCL (any stockholder duly making such demands being hereafter called a “Dissenting Stockholder”). Any payments made in respect of Dissenting Shares shall be made by the Parent (or its Designee). If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his or its right to such payment at or prior to the Effective Time, such holder’s shares of Target Common Stock shall be converted into a right to receive such holder’s portion of the Total Common Stock Merger Consideration pursuant to Section 3.3(a).

          3.6 No Further Ownership Rights in Target Capital Stock. The Total Common Stock Merger Consideration and the Preferred Redemption Amount delivered in accordance with the terms of this Agreement shall be deemed to have been issued in full payment and satisfaction of all rights pertaining to the Target’s Equity Securities. At the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of capital stock of the Target which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing shares of Target Common Stock or Target Preferred Stock, as the case may be, are presented to the Surviving Corporation for any reason, they shall be cancelled and converted into the right to receive the portion of the Total Common Stock Merger Consideration or the Preferred Redemption Amount, as the case may be, represented by such Certificate as provided in this Article III, except as otherwise provided by Applicable Law.

          3.7 Target Stockholder Representative.

                    (a) Windward has been appointed as and constitutes the “Target Stockholder Representative” and as such shall serve as and have all powers as agent and attorney-in-fact of each Target Stockholder, for and on behalf of such Target Stockholders for purposes of this Agreement, including without limitation: to give and receive notices and communications; to have the authority to calculate, negotiate and agree to the Total Common Stock Merger Consideration (including the components thereof) in accordance with Section 2.9; to sign receipts, consents or other documents and to effect the transactions contemplated hereby; to make (or cause to be made) distributions to the Target Common Stockholders and holders of In-the-Money Target Options and to take all actions it deems necessary or appropriate for the accomplishment of the foregoing, including without limitation retaining any attorneys, accountants or other advisors (collectively, “Advisors”) as Target Stockholder Representative sees fit. The Target Stockholder Representative may resign such position for any reason upon at least thirty (30) days prior written notice delivered to the Parent and the Target Stockholders. In such event, the Target Stockholders who held at least a majority of the Target Common Stock as of the Closing shall, by written notice to the Parent, appoint a successor Target Stockholder Representative within such thirty (30) day period. Notice or communications to or from any Target Stockholder Representative shall constitute notice to or from each of the Target Stockholders.

                    (b) The Target Stockholder Representative shall only be liable for any action taken or not taken as a Target Stockholder Representative solely to the extent such Target Stockholder Representative’s action constitutes gross negligence, fraud or willful misconduct. No bond shall be required of the Target Stockholder Representative, and the Target Stockholder Representative shall not receive compensation for its services. The Target Stockholder Representative shall incur no Liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document reasonably believed by it to be genuine and to have been signed by the proper person, nor for any other action or inaction, except to the extent caused by its own gross negligence, fraud or willful misconduct.

                    (c) The Target Stockholder Representative shall be entitled to reimburse itself from the Target Stockholder Representative Expense Amount for any costs and expenses (“Target Stockholder Representative Costs”) incurred by the Target Stockholder Representative, including for the retention of Advisors. The Target Stockholder Representative shall maintain the Target Stockholder Representative Expense Amount until such time as the Target Stockholder Representative reasonably believes that it will not incur any additional Target Stockholder Representative Costs in order to satisfy its obligations hereunder (the “Target Stockholder Representative Completion Date”). As promptly as practicable following the Target Stockholder Representative Completion Date, the Target Stockholder Representative shall (i) provide each Target Stockholder with a written accounting of all Target Stockholder Representative Costs reimbursed to the Target Stockholder Representative from the Target Stockholder Representative Expense Amount and (ii) distribute to each Target Stockholder all remaining amounts, if any, of the Target Stockholder Representative Expense Amount in the same proportions that the Total Common Stock Merger Consideration was distributed to the Target Common Stockholders and the holders of Target Options in Section 2.3 and Section 3.1 above.

                    (d) A decision, act, consent or instruction of the Target Stockholder Representative shall constitute a decision of all the Target Stockholders, and shall be final, binding and conclusive upon each of the Target Stockholders, and the Parent, Merger Sub, Surviving Corporation and the Target may rely upon any decision, act, consent or instruction of the Target Stockholder Representative as being the decision, act, consent or instruction of each and all of the Target Stockholders. The Parent, Merger Sub and Surviving Corporation are relieved from any Liability to any Target Stockholder or any other Person for any acts done by them in accordance with such decision, act, consent or instruction of the Target Stockholder Representative.

                    (e) The Target Stockholders agree to take any and all action as may be reasonably required by the Target Stockholder Representative (including, without limitation, the execution of certificates, transfer documents, receipts, instruments, consents or similar documents) to effectuate the purposes of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING THE TARGET

          The Target represents and warrants to the Parent that each statement contained in this Article IV is true and correct, except as set forth in the disclosure schedule accompanying this Agreement, which is attached to this Agreement and is designated therein as being the “Target Disclosure Schedule” (the “Target Disclosure Schedule”). The Target Disclosure Schedule has been arranged, for purposes of convenience only, in sections corresponding to the Sections of this Article IV. Each section of the Target Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Target Disclosure Schedule to the extent that the relevance of such information with respect to such other sections is reasonably clear or where specifically cross referenced.

          4.1 Organization, Good Standing, Authority and Enforceability.

                    (a) The Target is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate power to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or assets or conducts any business so as to require such qualification, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect.

                    (b) The Target has the requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Target of this Agreement and each of the Ancillary Agreements to which it is a party have been duly authorized by all necessary corporate action on the part of the Target, subject to the Requisite Stockholder Approval. This Agreement has been duly executed and delivered by the Target and when delivered, each of the Ancillary Agreements to which the Target is a party will be duly executed and delivered by the Target. Assuming due authorization; execution and delivery by the Parent, Merger Sub and each other party thereto, this Agreement constitutes, and when executed each of the Ancillary Agreements to which the Target is a party will constitute, the valid and binding obligation of the Target, enforceable against the Target in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

          4.2 Capitalization. The authorized Capital Stock of the Target consists of 1,200,000 shares of Target Common Stock, of which 220,011.3537 shares are issued and outstanding, and 6,229,000 shares of Target Preferred Stock, of which (i) 2,100,000 shares are designated as Series B Preferred Stock, 1,534,777.6531 shares of which are issued and outstanding, (ii) 500,000 shares are designated as Series C Preferred Stock, 10,000 shares of which shares are issued and outstanding, (iii) 300,000 shares are designated as Series E Preferred Stock, 237,762.9995 shares of which are issued and outstanding, (iv) 2,329,000 shares are designated as Series G Preferred Stock, of which no shares are issued and outstanding, (v) 150,000 shares are designated as Series H Preferred Stock, 57,029.008 shares of which are issued and outstanding, (vi) 200,000 shares are designated as Series I Preferred Stock, 100,226.3549 shares of which are issued and outstanding, (vii) 300,000 shares are designated as Series J Preferred Stock, 216,912.2590 shares of which are issued and outstanding, and (iv) 350,000 shares are designated as Series K Preferred Stock, of which no shares are issued and outstanding. All of the outstanding shares of Target Common Stock and Target Preferred Stock have been duly authorized, validly issued and fully paid and are nonassessable, and have been issued and transferred free and clear of any preemptive or similar rights. Target Disclosure Schedule 4.2 sets forth a correct and complete description of the outstanding Equity Securities of the Target. Except as set forth on Target Disclosure Schedule 4.2, there are no (i) outstanding obligations of the Target (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any of its Equity Securities, (ii) voting trusts, proxies or other agreements among the Target’s stockholders with respect to the voting or transfer of the Target’s Equity Securities, or (iii) outstanding instruments of Indebtedness having the right to vote on any matters on which the Target’s stockholders may vote. As of the date hereof, there are options to acquire 26,860 shares of Target Common Stock outstanding under the Target Stock Option Plans.

          4.3 Subsidiaries of the Target.

                    (a) Each Subsidiary of the Target is duly organized, validly existing and in good standing (and with respect to any Subsidiary located in the United Kingdom, has complied with all material legal requirements in its jurisdiction of organization) under the Laws of the jurisdiction of its organization or formation, has all requisite corporate or other organizational power to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to conduct business and is in good standing in each jurisdiction in which it owns or leases property or assets or conducts any business so as to require such qualification, which jurisdictions are set forth on Target Disclosure Schedule 4.3(a), except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect.

                    (b) The Target Disclosure Schedule contains a true and complete list of the Subsidiaries of the Target and sets forth, with respect to each such Subsidiary, the jurisdiction of organization or formation, the authorized and outstanding Capital Stock of such Subsidiary and the beneficial and record owner(s) of record of such outstanding Capital Stock. All of the outstanding shares of Capital Stock of the Subsidiaries of the Target (collectively, the “Subsidiary Shares”) are duly authorized, validly issued, fully paid and nonassessable, and are owned, either directly or indirectly, by the Target free and clear of all Liens other than Permitted Liens.

                    (c) Other than the Subsidiary Shares set forth in the Target Disclosure Schedule, no Subsidiary of the Target has outstanding any shares of Capital Stock or any other Equity Securities.

          4.4 No Conflicts; Consents.

                    (a) The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Target do not, and the consummation of the transactions contemplated hereby will not, (i) violate any of the provisions of any of the Organizational Documents of the Target or any of its Subsidiaries, (ii) assuming compliance by the Target with the matters referred to Section 4.4(b), violate or conflict with any Law, Authorization or Order applicable to the Target or any of its Subsidiaries, (iii) result in the creation of any Liens (other than any Permitted Lien or any Lien created by or through the Parent or Merger Sub) upon any of the assets or properties owned or used by the Target or any of its Subsidiaries, or (iv) conflict with, or result in any breach of, any of the terms or conditions of, or constitute (whether with or without the passage of time, the giving of notice or both) a default or give rise to any right of termination, cancellation or acceleration under any provision of any Contract to which the Target or any if its Subsidiaries is a party, except, in the case of clauses (ii) and (iv) above, where such violation or conflict is set forth on the Target Disclosure Schedule or would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect.

                    (b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity or other Person is required by the Target or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby except for the notification and/or approval requirements of the HSR Act and for such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain which would not, individually or in the aggregate, reasonably be expected to be material to the Target and its Subsidiaries, taken as a whole.

          4.5 Financial Statements. True and complete copies of (i) the audited consolidated balance sheets of the Target and its consolidated Subsidiaries as of December 31, 2004 and December 31, 2005, and the related audited statements of income and cash flows for the respective twelve-month periods then ended, together with a copy of Ernst & Young LLP’s unqualified opinions with respect thereto and (ii) the unaudited consolidated balance sheet of the Target and its consolidated Subsidiaries as at the Balance Sheet Date, together with consolidated statements of income and cash flows for the three-month period ended on the Balance Sheet Date, are included in the Target Disclosure Schedule (such financial statements are collectively referred to herein as the “Financial Statements”). The Financial Statements (i) have been prepared from, and in accordance with, the books and records of the Target and its Subsidiaries (which books and records have been maintained in a manner consistent with historical practice and are true and complete in all material respects) and (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and on such basis fairly present the financial position, results of operations and cash flows of the Target and its Subsidiaries as of the respective dates thereof and for the respective periods indicated, except (i) that such unaudited Financial Statements are subject to normal year-end adjustments (the effect of which would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Target and its Subsidiaries, taken as a whole) and (ii) for the absence of footnotes.

          4.6 Taxes.

                    (a) All Tax Returns required to have been filed by the Target and its Subsidiaries have been filed. All such Tax Returns are correct and complete in all material respects. All Taxes due and owing by the Target or any of its Subsidiaries and shown on any Tax Return have been paid. Except as set forth on Target Disclosure Schedule 4.6(a), during the last two years, no claim has been received by the Target from a Governmental Authority in a jurisdiction where the Target or any of its Subsidiaries does not file Tax Returns that the Target or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

                    (b) Except as set forth on Target Disclosure Schedule 4.6(b), there is no audit or other administrative or judicial proceeding currently pending, or, to the Knowledge of the Target, threatened, against the Target or any of its Subsidiaries in respect of any Taxes. There are no Liens on any of the assets of the Target or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable. Except as set forth on Target Disclosure Schedule 4.6(b) and except for Tax matters that have been resolved prior to the Closing Date, in the last three years, neither the Target nor any of its Subsidiaries has received from any foreign, federal, state or local taxing authority (including jurisdictions where the Target or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intention to open an audit or other review, (ii) written request for information related to any Tax matter or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Target or any of its Subsidiaries. Except as set forth on Target Disclosure Schedule 4.6(b), none of the federal, state, local and foreign income Tax Returns filed with respect to the Target or any its Subsidiaries for taxable periods ended on or after December 31, 2002, have been audited. Correct and complete copies of all deficiencies assessed against or agreed to by the Target or any of its Subsidiaries filed or received since December 31, 2002 have been provided or made available by the Target to the Parent.

                    (c) Each of the Target and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party.

                    (d) Except as set forth on Target Disclosure Schedule 4.6(d), neither the Target nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                    (e) Neither the Target nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement.

                    (f) Neither the Target nor any of its Subsidiaries is a party to any Contract or plan that has resulted or could result, individually or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law). Neither the

Target nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. Neither the Target nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent corporation of which was the Target) or (B) has any Liability for the Taxes of any Person (other than the Target or any of its Subsidiaries) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

                    (g) Since the Balance Sheet Date, neither the Target nor any of its Subsidiaries has incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

                    (h) The reserves set forth on the balance sheet as at the Balance Sheet Date by Target for unpaid Taxes of the Target and its Subsidiaries have been established in a manner consistent with the past practices of the Target in all material respects. Neither the Target nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 of the Code.

                    (i) Neither the Target nor any of its Subsidiaries has engaged in any “listed transaction” or any reportable transaction the principal purpose of which was tax avoidance, within the meaning of Section 6011, Section 6111 and Section 6112 of the Code.

                    (j) None of the foreign Subsidiaries of the Target is engaged in a United States trade or business within the meaning of Sections 864(b) and 882(a) of the Code or is treated as or considered to be so engaged under Sections 882(d) or 897 of the Code or otherwise. None of the foreign Subsidiaries of the Target is a passive foreign investment company within the meaning of Section 1297 of the Code and neither the Target nor any of its Subsidiaries is a shareholder, directly or indirectly, in a passive foreign investment company.

                    (k) Except as set forth on Target Disclosure Schedule4.6(k), the net operating losses of the Target or any of its Subsidiaries for federal income tax purposes are not currently subject to limitation under Section 382 of the Code or otherwise.

                    (l) Except for Mobile Storage UK Finance LP and LIKO Luxembourg International Sarl, each of the UK resident Subsidiaries is duly registered for value added tax in the UK, and in respect of any value added tax each has complied with all statutory provisions, rules, regulations, orders and directions, has promptly submitted accurate returns, maintains full and accurate records, and has not within the three years prior to the Closing Date been subject to any interest, forfeiture, surcharge or penalty charge by a Tax authority. None of the UK resident Subsidiaries or LIKO Luxembourg International Sarl is a member of a group for value added tax purposes and none has made any election to waive the exemption from value added tax in relation to any interest in real estate.

                    (m) The profit and loss reserves of Ravenstock MSG Limited, determined on a separate company basis, for applicable United Kingdom purposes were no less than 6 million pounds sterling as of the Balance Sheet Date, and are not expected to be less than 6 million pounds sterling as such reserves are adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Ravenstock MSG Limited in calculating such reserves.

          4.7 Compliance with Law; Authorizations.

                    (a) Each of the Target and its Subsidiaries have been, for the two (2) years prior to the date hereof (and solely with respect to worker safety and health Laws, for the three (3) years prior to the date hereof), in compliance in all material respects with, and are in compliance in all material respects with, all Laws to which it is subject.

                    (b) The Target and its Subsidiaries, in the aggregate, own, hold, possess or lawfully use in the operation of their respective businesses all Authorizations which are necessary for the conduct of such businesses as currently conducted or for the ownership and use of the assets and properties owned or used by the Target and its Subsidiaries in the conduct of their respective businesses as currently conducted and are in compliance with the terms of such Authorizations, except where failure to own, hold, posses or use such Authorization or any such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect. Such Authorizations are valid and in full force and effect, except where any such failure to be valid and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect.

                    (c) This Section4.7 does not relate to (i) real property or interests in real property, such items being the subject of Section 4.9, (ii) employee benefit matters, such items being the subject of Section 4.14, or (iii) environmental matters, such items being the subject of Section 4.16.

          4.8 Title to Personal Property.

                    (a) The Target and its Subsidiaries, in the aggregate, have good and valid title to, or a valid interest in, all material tangible personal property used or held for use in the conduct of the business of the Target and its Subsidiaries, free and clear of all Liens (other than Permitted Liens), except for any such property disposed of since the date hereof in the ordinary course of business consistent with past practice. All such tangible personal property (i) is in suitable condition for the conduct of the business of the Target and its Subsidiaries as currently conducted, except where any such failure to be in suitable condition would not, individually or in the aggregate, reasonably be expected to be material to the Target and its Subsidiaries (taken as a whole) and (ii) is sufficient in all material respects for the conduct of the business of the Target and its Subsidiaries as currently conducted.

                    (b) This Section 4.8 does not relate to (i) real property or any interest therein, such items being the subject of Section 4.9, or (ii) Intellectual Property, such items being the subject of Section 4.10.

          4.9 Real Property.

                    (a) The Target Disclosure Schedule 4.9(a) contains a description of all real property owned by the Target or any of its Subsidiaries (together with all improvements located therein and all appurtenances related thereto, the “Owned Real Property”). Except as set forth in the Target Disclosure Schedule 4.9(a), the Target or one of its Subsidiaries has good and marketable fee title (and, in the case of the Owned Real Property located in the United Kingdom, title absolute) to each parcel of Owned Real Property free and clear of all Liens, except (i) Permitted Liens, (ii) zoning and building restrictions, which are imposed by any Governmental Entity having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property where such violation would reasonably be expected, individually or in the aggregate, to have a Target Material Adverse Effect, and (iii) easements which do not materially impair the operation of the business of the Target and its Subsidiaries, taken as a whole, and (iv) covenants, rights-of-way and other similar restrictions. To the Knowledge of the Target, none of the Owned Real Property is the subject of any material condemnation or eminent domain proceeding. Except as set forth in the Target Disclosure Schedule 4.9(b), neither the Target nor any Subsidiary has leased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof. Other than the right of the Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. Neither the Target nor any Subsidiary is a party to any agreement or option to purchase any real property or any interest therein.

                    (b) The Target Disclosure Schedule 4.9(b) contains a true and complete list of all leases and subleases (written or oral) of real property (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) under which the Target or any of its Subsidiaries is either lessor or lessee (collectively, the “Leases”) except as set forth on the Target Disclosure Schedule 4.9(b), (i) to the Knowledge of Target, each Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such Leases, will not result in a material breach of or default under such Leases, or otherwise cause such Leases to cease to be legal, valid, binding, enforceable and in full force and effect following the Closing; (iii) to the Target’s Knowledge, there are no disputes with respect to such Leases; and (iv) neither the Target nor any of its Subsidiaries owes, or will owe in the future, any material brokerage commissions or finder’s fees with respect to such Leases. The real property demised under any lease or sublease to the Target or any of its Subsidiaries nor any other party to the Lease is hereinafter referred to as the “Leased Real Property” and together with the Owned Real Property, the “Real Property”. Neither the Target nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Lease (with or without the giving of notice or lapse of time, or both), except where such default would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect.

                    (c) The Real Property is in suitable condition for the conduct of the business of the Target and its Subsidiaries as currently conducted, except where any such failure to be in suitable condition would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect. The Real Property comprises all of the real property used or intended to be used, or otherwise related to, the business of the Target and its Subsidiaries, and there is no other real property in relation to which the Target or any of its Subsidiaries has any Liability.

                    (d) The representations and warranties contained in this Section 4.9 are the Target’s sole representations and warranties with respect to real property and interests therein.

          4.10 Intellectual Property.

                    (a) “Intellectual Property” means each of the following in any jurisdiction throughout the world: trade secrets, inventions, know-how, formulae and processes, methods, techniques, patents (including all reissues, divisions, continuations, continuations in part and extensions thereof), patent applications, patent disclosures, trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, logos, designs, all goodwill associated with any of the foregoing, copyright registrations, copyright applications and domain names, unregistered copyrights and other works of authorship, software (including source code, data, databases, Web sites and related documentation), domain names, business information (including business and marketing plans, pricing and cost information, and customer and supplier lists), all other proprietary and intellectual property rights, and all copies and tangible embodiments of the foregoing. “Target Intellectual Property” means all Intellectual Property owned or used by the Target or any of its Subsidiaries.

                    (b) The Target Disclosure Schedule sets forth a list that includes all Target Intellectual Property owned by the Target and its Subsidiaries that is registered or subject to an application for registration (including the jurisdictions where such Target Intellectual Property is registered or where applications have been filed, and all registration and application numbers). The Target Disclosure Schedule also sets forth a list of all material software owned or used by the Target or any of its Subsidiaries.

                    (c) The Target Disclosure Schedule sets forth a list of any Contract pursuant to which (i) any third party is authorized to use any Target Intellectual Property (the “Target Licenses”) or (ii) the Target or any of its Subsidiaries is licensed to use Intellectual Property owned by a third party (the “Third Party Licenses”), that in each case is material to the business of the Target and its Subsidiaries and indicating the Intellectual Property that is subject thereof. Neither the Target nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Target License or Third Party License, except where such default would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

                    (d) Except as set forth on Target Disclosure Schedule 4.10(d), the Target and its Subsidiaries own and possess, free and clear of all Liens other than Permitted Liens, all right, title and interest in and to, or have the right to use pursuant to a Third Party License, all material Intellectual Property necessary for the conduct of the business of the Target and its Subsidiaries as currently conducted.

                    (e) Except as set forth on the Target Disclosure Schedule: (i) there are no claims that were either made within the past three (3) years, presently pending or, to the Knowledge of the Target, threatened against the Target or any of its Subsidiaries (A) alleging that their business as now conducted infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person or (B) contesting the validity, use, ownership, enforceability or registrability of any material Target Intellectual Property, (ii) to the actual knowledge of the Target, without inquiry, neither the Target or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person and (iii) to the Knowledge of Target, no other Person is infringing, misappropriating or otherwise violating any Target Intellectual Property.

                    (f) The computer systems used by the Target or any of its Subsidiaries in the conduct of its business are sufficient for the current needs of the business.

                    (g) To the Knowledge of the Target, all present employees of, and consultants to, the Target and its Subsidiaries have assigned to the Target and/or its Subsidiaries all Intellectual Property rights authored, created or otherwise developed by such employee or consultant in the course of their relationship with the Target and its Subsidiaries, without any restrictions or obligations whatsoever.

          4.11 Absence of Certain Changes or Events. Except as set forth on Target Disclosure Schedule 4.11, since January 1, 2006 (i) no event or circumstance has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect, and (ii) neither the Target nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would breach Section 6.2. Except as set forth on Target Disclosure Schedule 4.11 and for the changing of credit policies and credit card practices with customers located in the United States, since the Balance Sheet Date neither the Target nor any of its Subsidiaries has (i) conducted its business in any material respect outside of the ordinary course of the business consistent with past practices, (ii) made any material change in its cash management practices or (iii) made any material change in the policies of the Target or any of its Subsidiaries with respect to the payment of accounts payable or accrued expenses or the collection of accounts receivable or other receivables, including any acceleration or deferral of the payment or collection thereof, if applicable.

          4.12 Contracts.

                    (a) The Target Disclosure Schedule sets forth, as of the date hereof, a list of every Contract (including those Target Licenses and Third Party Licenses set forth on Target Disclosure Schedule 4.10 and including any amendment, supplement or modification in respect of each Contract set forth on the Target Disclosure Schedule, each, a “Material Contract” and collectively, the “Material Contracts”) to which the Target or any of its Subsidiaries is a party that: (i) is required by its terms or is currently expected to result in the payment or receipt by the Target and its Subsidiaries of more than $500,000 per annum in the aggregate during the current fiscal year or any one-year period over its remaining term (excluding supplier Contracts issued on a purchase order basis); (ii) was entered into by the Target or any of its Subsidiaries with an officer, director, stockholder or Affiliate of the Target or any Subsidiary of the Target; (iii) restricts in any material respect the Target or any of its Subsidiaries, either now or in the future, from engaging in any business activity anywhere in the world in any material respect or that subjects the Target or any of its Subsidiaries to a covenant not to compete or a covenant not to solicit or hire any Person with respect to employment; (iv) is a Contract for the acquisition of any Person or any business unit thereof in which the purchase price not yet paid exceeds $500,000 or the future disposition of any assets of the Target or any of its Subsidiaries having a value in excess of $500,000 (other than inventory in the ordinary course of business); (v) is a Contract, or group of related Contracts, requiring capital expenditures by the Target or any of its Subsidiaries after the date of this Agreement in an amount in excess of $1,000,000 in any calendar year (other than purchase orders); (vi) is a collective bargaining agreement or any other Contract with any labor union, works council or other employee representative; (vii) is a consulting Contract which provides for payments in excess of $100,000 per annum; (viii) is a Contract with any Governmental Entity; (ix) is a Contract relating to Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material assets or properties of the Target and its Subsidiaries; (x) is a Contract relating to the ownership of, investments in or loans and advances to any Person; (xi) is an agent, sales representative, sales or distribution Contract (other than purchase and sale orders entered into in the ordinary course of business); (xii) any settlement, conciliation or similar Contract, the performance of which will involve payment after the Effective Date of consideration or incurrence of expense in excess of $500,000; (xiii) any Contract that provides for a term in excess of three (3) years; or (xiv) any Contract that obligates the Target or any of its Subsidiaries to purchase containers after the date hereof (other than purchase orders).

                    (b) Each Material Contract is valid and binding on the parties thereto, is enforceable as to the Target and its Subsidiaries and, to the Knowledge of the Target, the other parties thereto, and is in full force and effect, and the Target is not and, to the Knowledge of the Target, no other party is (with or without the giving of notice or lapse of time, or both) in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any Material Contract. To the Knowledge of the Target, there has not occurred any event that would constitute a default by the Target, any of its Subsidiaries or any of the other parties to such Material Contracts. Neither the Target nor any of its Subsidiaries has received written notice that any party to any Material Contract intends to cancel or terminate any such Material Contract or to exercise or not to exercise any option to renew thereunder. True and complete copies of the Material Contracts have been made available to the Parent.

                    (c) This Section 4.12 does not relate to Leases, such items being the subject of Section 4.9.

          4.13 Litigation. Except as set forth on the Target Disclosure Schedule 4.6(b) and Target Disclosure Schedule 4.13, there is no material action, suit or, proceeding, claim, grievance, arbitration, litigation, hearing, charge, complaint or investigation by or before any Governmental Entity or arbitration tribunal (each, an “Action”) pending or, to the Knowledge of the Target, threatened against the Target or any of its Subsidiaries. There are no Orders involving the Target or any of its Subsidiaries.

          4.14 Employee Benefits.

                    (a) The Target Disclosure Schedule sets forth a list of each material Target Benefit Plan, and includes a description of the Target’s and its Subsidiaries’ severance policies and practices as in effect on the date hereof (collectively, the “Severance Policies”). For purposes of this Agreement, a “Target Benefit Plan” means any Benefit Plan that is maintained or, sponsored, contributed or required to be contributed to, by the Target or any of its Subsidiaries or with respect to which the Target or any of its Subsidiaries has any material Liability. Except where a failure to do so would not result in material Liability to the Target or any of its Subsidiaries, each Target Benefit Plan has been established, maintained, funded and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, and each Target Benefit Plan intended to qualify under section 401(a) of the Code is the subject of a favorable determination from the U.S. Internal Revenue Service as to its qualified status and, to the Knowledge of the Target, no event has occurred and no condition exists which would be reasonably likely to result in disqualification of any such Target Benefit Plan. To the extent require by Law, each such Target Benefit Plan has been timely amended for the requirements of the legislation commonly known as “GUST” and “EGTRRA” and has been submitted to the U.S. Internal Revenue Service for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST.

                    (b) Except where a failure to do so would result in material Liability to the Target or any of its Subsidiaries, all contributions, distributions, and premium payments that are due with respect to each Target Benefit Plan have been made within the time periods prescribed by ERISA and the Code, and all contributions, distributions or premium payments for any period ending on or before the Closing Date that are not yet due have been made with respect to each Target Benefit Plan or properly accrued.

                    (c) Except as would not result in a material Liability to the Target or any of its Subsidiaries, there have been no exempt “prohibited transactions” (as defined in section 406 of ERISA or section 4975 of the Code) with respect to any Target Benefit Plan, and no fiduciary of any Target Benefit Plan has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Target Benefit Plan. No Action with respect to any Target Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Target, threatened, and, to the Knowledge of the Target, there is no basis for any such Action.

                    (d) Except where a failure to do so would not result in material Liability to the Target or any of its Subsidiaries, the Target and its Subsidiaries and each ERISA Affiliate have complied and are in compliance with the requirements of COBRA. No Target Benefit Plan provides post-employment or post-termination medical or life insurance or other welfare or welfare type benefits other than as required pursuant to COBRA.

                    (e) With respect to each Target Benefit Plan, the Target has delivered or made available to the Parent true, complete and correct copies of (to the extent applicable): (A) all material documents pursuant to which the Target Benefit Plan is maintained, funded and administered; (B) the three (3) most recent annual reports (Form 5500 series) as filed (with applicable attachments); and (C) the most recent determination letter received from the U.S. Internal Revenue Service. The Target has delivered or made available to the Parent true, correct and complete copies of the Severance Policies.

                    (f) None of the Target, any of its Subsidiaries or any ERISA Affiliate maintains, sponsors, contributes to or has any Liability under or with respect to any “defined benefit plan,” as defined in section 3(35) of ERISA, any “multi-employer plan,” as defined in section 3(37) of ERISA, any “multiple employer welfare arrangement” (as defined in section 3(40) of ERISA) or any plan subject to section 413(c) of the Code; and none of the Target, any of its Subsidiaries or any ERISA Affiliate otherwise has any material Liability under section 412 of the Code or Title IV of ERISA.

                    (g) Except where a failure to do so would not result in material Liability to the Target or any of its Subsidiaries, each Person who has received compensation for the performance of services on behalf of the Target or any of its Subsidiaries has been properly classified as an employee or independent contractor in accordance with applicable Law and each Target Benefit Plan has complied with the “leased employee” provisions of the Code.

          4.15 Labor and Employment Matters. The Target Disclosure Schedule sets forth a list of each written employment agreement to which the Target or any of its Subsidiaries is a party. Neither the Target nor any of its Subsidiaries is a party or subject to any labor union or collective bargaining Contract. There are no pending, or, to the Knowledge of the Target, threatened work stoppages, requests for representation or decertification, pickets, work slow-downs due to labor disagreements or any other material labor disputes at the Target or any of its Subsidiaries that would reasonably be expected to have a Target Material Adverse Effect, and no such disputes have occurred within the past three (3) years. To the Knowledge of the Target, with respect to the Target and its Subsidiaries, there is no worker’s compensation Liability outside the ordinary course of business. To the Knowledge of the Target, except as disclosed on the

Target Disclosure Schedule 4.15, there is no other employment-related Action of any kind, pending or threatened in any forum, relating to an alleged violation or breach by the Target or any of its Subsidiaries (or its or their officers or directors) of any applicable Law or Contract. To the Knowledge of the Target, no officer or group of employees of the Target or any of its Subsidiaries has any present intention to terminate his, her or their employment (other than as contemplated by Section 6.4).

          4.16 Environmental. Except as set forth in the Target Disclosure Schedule, (a) each of the Target and its Subsidiaries is in compliance, in all material respects, with all applicable Laws and Orders relating to protection of the environment (“Environmental Laws”), (b) the Target and its Subsidiaries possess and are in compliance, in all material respects, with all Authorizations required under Environmental Laws for the conduct of their respective operations, (c) there are no Actions or Orders pending, or to the Knowledge of the Target threatened, against the Target or any of its Subsidiaries alleging a violation of or Liability under any Environmental Law, (d) neither the Target nor its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any Person to any Hazardous Substance, or owned or leased any property or facility in a manner that has given or would give rise to material Liabilities pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or any other Environmental Laws, (e) neither the execution and delivery of this Agreement nor consummation of the transaction contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties pursuant to the New Jersey Industrial Site Recovery Act (“ISRA”) or any other comparable “property transfer” Environmental Laws, and (f) the Target has provided the Parent with all material environmental reports and other material environmental documents relating to any current or former operations or facilities of the Target or any of its Subsidiaries that are in its possession or reasonable control. The representations and warranties contained in this Section 4.16 are the Target’s sole representations and warranties with respect to Environmental Laws.

          4.17 Insurance. The Target Disclosure Schedule sets forth a list of each material insurance policy which covers the Target or any of its Subsidiaries or its business, property or assets or any director, officer or employee of the Target or any of its Subsidiaries (the “Policies”) and also describes any self-insurance arrangements affecting the Target or any of its Subsidiaries. Such Policies are in full force and effect and neither the Target nor any of its Subsidiaries is in default with respect to its obligations under any such Policy, except where such default would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect. With respect to each Policy, (a) there are no material claims pending as to which coverage has been questioned, denied or disputed by the underwriter(s) of such Policy, (b) all premiums due have been paid, and (c) no notice of cancellation or termination has been given.

          4.18 Brokers. Except for fees and commissions that will be paid by the Target to Lehman and Windward, no broker, finder or investment banker is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of any of the Target or any of its Subsidiaries.

          4.19 Absence of Undisclosed Liabilities. Neither the Target nor any of its Subsidiaries has any Liability that is required to be reflected on a balance sheet prepared in accordance with GAAP or in the notes thereto or any “off-balance sheet arrangements” that would be required to be disclosed under Item 303(a)(4) of Regulation S-K promulgated under the Securities Act, other than (i) Liabilities set forth on the balance sheet dated as of the Balance Sheet Date, (ii) Liabilities which have arisen after the Balance Sheet Date in the ordinary course of business consistent with past practices (none of which is a Liability resulting from breach of contract, breach of warranty, tort, infringement, violation of Law or environmental liability or clean-up obligation) and (iii) Liabilities of the Target and its Subsidiaries pursuant to Contracts set forth on Target Disclosure Schedule 4.12 (none of which is a Liability resulting from breach of contract, breach of warranty, tort, infringement, violation of Law or environmental liability or clean-up obligation).

          4.20 Affiliate Transactions. Except as set forth on the Target Disclosure Schedule 4.20, none of the directors or officers of the Target or any of its Subsidiaries, nor, to the Knowledge of Target, any of Target’s shareholders or Affiliates (a) provides services to (other than service as a director, officer or employee in the ordinary course of business) or is involved in any business arrangement or relationship with the Target or any of its Subsidiaries or (b) owns any property which is used by the Target or any of its Subsidiaries. To the Knowledge of the Target, none of the shareholders of the Target, none of the directors or officers of the Target or any of its Subsidiaries, nor any of their respective Affiliates owns, directly or indirectly, any interest in (other than holdings that represent less than five percent (5%) of the outstanding interest of any publicly traded company), or is an officer, director, employee or consultant of, any Person which is a competitor, lessor or supplier of the Target or any of its Subsidiaries.

          4.21 No Pending Acquisitions. As of the date hereof, except as set forth on the Target Disclosure Schedule 4.21, neither the Target nor any of its Subsidiaries is party to any Contract that, if the transactions contemplated thereby were consummated, would give rise to any Acquisition Amount.

          4.22 Exclusivity of Representations. The representations and warranties made by the Target in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties of any kind whatsoever. The Target hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure to the Parent or Merger Sub or their respective officers, directors, employees, agents or representatives of any documentation or other information (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements). This Section 4.22 is qualified in its entirety with respect to, and does not apply to the extent of, instances of fraud on the part of the Target in connection with the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES CONCERNING PARENT AND MERGER SUB

          The Parent represents and warrants to the Target Stockholders and the Target that each statement contained in this Article V is true and correct, except as set forth in the disclosure schedule accompanying this Agreement, which is attached to this Agreement and is designated therein as being the “Parent Disclosure Schedule” (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule has been arranged, for purposes of convenience only, as sections corresponding to the Sections of this Article V. Each section of the Parent Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Parent Disclosure Schedule to the extent that the relevance of such information with respect to such other sections is reasonably clear or where specifically cross referenced.

          5.1 Organization and Good Standing. Each of the Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or assets or conducts any business so as to require such qualification, which jurisdictions are set forth on the Parent Disclosure Schedule 5.1, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          5.2 Authority and Enforceability. Each of the Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Parent and Merger Sub. This Agreement has been duly executed and delivered by the Parent and Merger Sub and when delivered, each of the Ancillary Agreements will be duly executed and delivered by the Parent and Merger Sub. Assuming due authorization, execution and delivery by the Target, this Agreement constitutes, and when executed each of the Ancillary Agreements will constitute, the valid and binding obligation of the Parent and Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

          5.3 No Conflicts; Consents.

                    (a) The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Parent and Merger Sub do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate any of the provisions of any Organizational Document of either the Parent or Merger Sub, (ii) assuming compliance by the Parent and Merger Sub with the matters referred to in Section 5.3(b), violate or conflict with any Law, Authorization or Order applicable to the Parent (iii) result in the creation of any Liens upon any of the assets or properties owned or used by the Parent or Merger Sub or (iv) conflict with, or result in any breach of, any of the terms or conditions of, or constitute (whether with or without the passage of time, the giving of notice or both) a default or give rise to any right of termination, cancellation or acceleration under any provision of any Contract to which either the Parent or Merger Sub is a party, except, in the case of clauses (ii) and (iv) above, where such violation, default or conflict is set forth on the Parent Disclosure Schedule or would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

                    (b) No Authorization, Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by the Parent and/or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except for the notification and/or approval requirements of the HSR Act and for such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          5.4 Litigation. There is no Action pending or, to the knowledge of the Parent, threatened, nor is there any Order, against the Parent or Merger Sub which challenges or seeks to enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

          5.5 Availability of Funds. Complete and correct copies of the debt commitment letters, dated as of the date hereof, from (i) The CIT Group/Business Credit, Inc. and certain of its Affiliates and Lehman Brothers Inc. and certain of its Affiliates and (ii) WCAS Capital Partners IV, L.P. (collectively, the “Debt Commitment Letters”) and the equity commitment letter, dated as of the date hereof, from Welsh, Carson, Anderson & Stowe X, L.P. (the “Equity Commitment Letter” and together with the Debt Commitment Letters, the “Commitment Letters”) are attached hereto as Exhibit B. The finding commitments under the Commitment Letters are in amounts sufficient to enable the Parent to perform its obligations under this Agreement and in connection with entering into the Ancillary Agreements and to pay all fees and expenses related to the transactions contemplated hereby and thereby. The Commitment Letters have been duly executed and delivered by the Parent and, to the Parent’s knowledge, the other parties thereto and the Parent is not aware of any fact, circumstance or condition that would cause the commitments thereunder to not be effective.

          5.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Parent or any Affiliate of the Parent.

          5.7 Due Diligence. The Parent acknowledges that (a) it has had the opportunity to visit with the Target and its Subsidiaries and meet with their officers, employees and other representatives to discuss, and has conducted and completed its own investigation, analysis and evaluation of, the business, assets, liabilities, financial condition, cash flows and operations of the Target, its Subsidiaries and their business, and (b) all materials and information requested by the Parent have been made available to its reasonable satisfaction.

          5.8 No Other Representations. The Parent acknowledges and agrees that, except as expressly set forth in this Agreement or in any Ancillary Agreement to which it is a party, the Target is not making any representation or warranty whatsoever, express or implied, (i) with respect to the business, assets, liabilities, financial condition, cash flows and operations of the Target, its Subsidiaries and their business or the transactions contemplated by this Agreement or (ii) as to the accuracy or completeness of any information regarding the business, assets, liabilities, financial condition, cash flows and operations of the Target, its Subsidiaries and their business furnished or made available to the Parent and its representatives. Without limiting the generality of the foregoing, the Target makes no express or implied representation or warranty to the Parent with respect to: (a) any projections, estimates, forecasts or budgets heretofore delivered to or made available to the Parent of future revenues, expenses or expenditures or future results of operations; (b) except as expressly set forth in a representation or warranty contained in Article IV, any other information or documents (financial or otherwise) made available to the Parent, any Affiliate thereof or their respective counsel, accountants or advisers, including in certain “data rooms”, management presentations, offering memoranda or in any other form in contemplation of the transactions contemplated by this Agreement and the Ancillary Agreements; or (c) merchantability or fitness for a particular purpose. With respect to any projection, estimate, forecast or budget delivered by or on behalf of the Target, the Parent acknowledges that: (w) there are uncertainties inherent in attempting to make such projections, estimates, forecasts or budgets; (x) it is familiar with such uncertainties; (y) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections, estimates, forecasts and budgets furnished to it; and (z) it shall have no claim against the Target, the Target Stockholders or any of their Affiliates or any of their respective directors, officers or shareholders with respect thereto. This Section 5.8 is qualified in its entirety with respect to, and does not apply to the extent of, instances of fraud on the part of the Target in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS OF THE TARGET

          6.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except (i) as set forth on Target Disclosure Schedule 6.1, (ii) as otherwise expressly permitted by this Agreement or any Ancillary Agreement, (iii) with the prior written consent of the Parent (which consent, with respect to conduct in furtherance of the business being conducted as of the date of this Agreement, shall not be unreasonably withheld, conditioned or delayed) or (iv) as required by applicable Law, the Target shall (and shall cause its Subsidiaries to) carry on the business of the Target and its Subsidiaries in the ordinary course of business consistent with past practices.

          6.2 Negative Covenants. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except (i) as set forth on Target Disclosure Schedule 6.2, (ii) as otherwise expressly permitted by this Agreement or any Ancillary Agreement, (iii) with the prior written consent of the Parent (which consent, with respect to conduct in furtherance of the business being conducted as of the date of this Agreement, shall not be unreasonably withheld, conditioned or delayed so long as it relates to the business as currently conducted) or (iv) as required by applicable Law, the Target shall not (and shall cause its Subsidiaries not to) do any of the following:

                    (a) sell, license, lease, transfer, assign or otherwise dispose of any material property or assets (including Intellectual Property rights), except for (i) sales of inventory in the ordinary course of business, (ii) proceeds from the sales of rental units not to exceed the Rental Unit Sales Cap (it being understood that to the extent sales exceed the Rental Unit Sales Cap, the CapEx Budgeted Amount shall be increased by the amount of such excess), or (iii) sales of other assets or personal property no longer required in the business of the Target in an amount not to exceed $250,000, individually or in the aggregate;

                    (b) adopt or materially amend any Benefit Plan, (ii) enter into any collective bargaining agreement with any labor organization or union or (iii) enter into any written employment agreement (other than employment agreements with non-executive officers in the ordinary course of business); provided, however, that the Target and its Subsidiaries may amend any Benefit Plan if the cost to Target or its Subsidiaries of providing benefits thereunder is not materially increased or such amendment is required by Law;

                    (c) except in the ordinary course of business, enter into any Contract that would be required to be listed as a Material Contract if such Contract were in effect on the date hereof or amend, modify, cancel or waive any rights under any such Contract or amend or modify any of the Severance Policies;

                    (d) amend or modify in any material respect, renew, terminate (other than expiration in accordance with its terms), or extend any Lease with an annual payment in excess of $100,000;

                    (e) mortgage, pledge or subject to Liens, other than Permitted Liens, any material assets or properties of the Target or any of its Subsidiaries except pursuant to existing Contracts;

                    (f) amend any provision of Organizational Documents;

                    (g) issue, amend the terms of, or declare or pay any dividends or make any other payment or distribution (other than any dividends, payments or distributions made in additional shares of Target Stock) with respect to, any of its Target Common Stock or Target Preferred Stock, except for dividends on the Target Preferred Stock as permitted by the Credit Agreements;

                    (h) make any changes in its accounting methods, principles or practices (including the transferring of units from rental equipment into sales inventory) other than changes made pursuant to any pronouncements issued by the Financial Accounting Standards Board; or

                    (i) except as required by Law or any Benefit Plan, increase the compensation (including bonuses) payable or level of benefits provided, or to become payable or provided, to any director, officer or employee of the Target or any of its Subsidiaries (other than normal recurring increases in wages to employees in the ordinary course of business consistent with past practices);

                    (j) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Target or any of its Subsidiaries;

                    (k) other than acquisitions of equipment in the ordinary course of business and except as contemplated by Section 6.9, acquire any assets or Capital Stock of any business or corporation, partnership, association or other business organization or division thereof which, if consummated, would give rise to any Acquisition Amount;

                    (l) incur or assume any Indebtedness that would remain outstanding following the Closing;

                    (m) make any material investment in any other Person (other than among the Target and its wholly-owned Subsidiaries and among such Subsidiaries, and other than extensions of credit in the ordinary course of business);

                    (n) engage in any material transaction with any officer, director, shareholder or other Affiliate of the Target or any of its Subsidiaries;

                    (o) cancel or waive any claims or rights with a value to the Target or any of its Subsidiaries in excess, individually or in the aggregate, of $500,000;

                    (p) except as contemplated by Section 6.9, make or incur any capital expenditure (or series of related capital expenditures), which individually exceeds $250,000 or in the aggregate exceeds $500,000;

                    (q) change any election related to Taxes; adopt or change any accounting method or change any accounting period for Tax purposes; file any amended Tax Return; enter into any closing agreement, settle any Tax claim or assessment relating to the Target or any of its Subsidiaries (subject to the last clause of this Section 6.2(q)); surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Target or any of its Subsidiaries; or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Target or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Target or any of its Subsidiaries existing on the Closing Date; notwithstanding the prohibition with respect to the settlement of any Tax claim or assessment relating to the Target or any of its Subsidiaries set forth above, the Target and its Subsidiaries may settle the ongoing audit that is being conducted by the Board of Inland Revenue that is described on Target Disclosure Schedule 4.6(b), provided that any such settlement does not (i) obligate the Target and its Subsidiaries to make payments in the aggregate in excess of the amount that was reserved for the resolution of such audit by Target in the consolidated balance sheet of the Target and its Subsidiaries as of the Balance Sheet Date (which has previously been disclosed to Parent) or (ii) include a modification to the method of calculating management or other fees payable by Ravenstock MSG Limited to Mobile Storage Group or otherwise affect such fees such that the reasonably expected aggregate amount of such fees payable by Ravenstock MSG Limited to Mobile Storage Group in the future is reduced by more than 200,000 British Pounds in any future year;

                    (r) adjust, split, combine, or reclassify any of its Capital Stock, or authorize or issue any Equity Securities (other than issuances of Target Common Stock upon exercise of outstanding Target Options); or, except as required by the terms of the Target Stock Option Plans, purchase, redeem or otherwise acquire any shares of its Capital Stock or other Equity Securities;

                    (s) effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) or any similar state or local statute, rule or regulation, affecting in whole or in part any site of employment, facility, operating unit or employee;

                    (t) cancel or terminate any of the Policies or permit any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under such canceled, terminated or lapsed Policies are in full force and effect;

                    (u) hire or terminate any executive having the title of Vice President (or performing services ordinarily performed by a person holding such title) or any executive having a higher title; provided, however, that Target shall be permitted to terminate any such Persons for “cause” or for violation of Target’s code of conduct; or

                    (v) agree, whether in writing or otherwise, to do any of the foregoing.

          6.3 Access to Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Target shall, and shall cause its Subsidiaries to: (i) afford to the Parent and its accountants, counsel and other representatives (including its financing sources and their respective representatives) reasonable access, upon reasonable notice during normal business hours, to the personnel, properties, books, Contracts and records of the Target and its Subsidiaries; (ii) furnish to such parties such financial and operating data and other information as the Parent may reasonably request; and (iii) afford such parties with the opportunity to discuss the business with such members of management, officers, counsel and accountants of or for the Target and its Subsidiaries as the Parent may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of the Target and its Subsidiaries; provided, further, that any such access shall be conducted at the Parent’s expense and the Parent shall not have access to individual performance or evaluation records, medical histories or other information that in the Target’s reasonable judgment is sensitive or the disclosure of which could reasonably be expected to subject any Target Stockholder, the Target or any of its Subsidiaries to risk of liability and the Parent shall not be entitled to conduct any invasive sampling or testing with respect to the properties of any Person; provided, further, that such access shall comply with applicable Law. The investigation contemplated by this Section6.3 shall not affect or otherwise diminish or obviate in any respect, or affect the Parent’s right to rely upon, any of the representations, warranties or covenants contained in this Agreement or the indemnification rights of the Parent Indemnified Parties contained in this Agreement.

          6.4 Resignations. On the Closing Date, the Target shall cause to be delivered to the Parent duly signed resignations, effective immediately upon the Closing, of all directors of their position as a director (and, if requested by the Parent in writing at least ten (10) Business Days prior to Closing, of officers of their position as an officer) of the Target and each Subsidiary of the Target.

          6.5 Notification. The Target shall promptly notify the Parent in writing of the existence or happening of any fact, event or occurrence which should be included in the Target Disclosure Schedule in order to make the representations and warranties set forth in Article IV true and correct in all material respects as of the Closing Date (each such additional written disclosure, a “Target Disclosure Schedule Supplement”). For purposes of determining the accuracy of the representations and warranties set forth in Article IV and for purposes of determining the satisfaction of the condition set forth in Section 9.2(a), the Target Disclosure Schedule Supplement shall not affect the Parent’s right to terminate this Agreement in accordance with Section 10.1(a)(iii) to the extent a

Target Disclosure Schedule Supplement renders a representation or warranty inaccurate. The disclosure set forth in the applicable Target Disclosure Schedule Supplement (i) shall be excluded for purposes of determining the satisfaction of the condition set forth in Section9.2(a)and (ii) shall not affect Parent’s right to indemnification under Section11.3. The Target shall also have the right, at least five (5) Business Days prior to the Closing, to deliver a modified Target Disclosure Schedule 3.1 which shall set forth an updated list of holders of In-the-Money Target Options as of the Closing Date, a modified Target Disclosure Schedule 2.3(c) which shall set forth an updated list of Target Common Stockholders and their respective ownership of Target Common Stock as of the Closing Date, and a modified Target Disclosure Schedule 2.3(d).

          6.6 Exclusivity. From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement pursuant to its terms, neither the Target nor any Windward Stockholder shall take, and shall instruct its Affiliates and their respective representatives, consultants, financial advisors, attorneys, accountants or other agents not to take, any action to solicit, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than the Parent, its Affiliates and their respective representatives) concerning any Acquisition Proposal. From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement pursuant to its terms, the Target shall notify the Parent orally and in writing promptly (but in no event later than 48 hours) after receipt by any of the Target, its Subsidiaries or any of their representatives of any Acquisition Proposal from any Person other than the Parent or any request for non-public information relating to an Acquisition Proposal or for access to the properties, books or records of the Target or any Subsidiary by any Person other than the Parent relating to an Acquisition Proposal. Such notice shall indicate the identity of the Person making the Acquisition Proposal, or intending to make an Acquisition Proposal or requesting non-public information or access to the properties, books or records of the Target, the material terms of any such Acquisition Proposal, or modification or amendment to such Acquisition Proposal and copies of any written proposals or offers or amendments or supplements thereto. The Target and its Subsidiaries shall (and the Target and its Subsidiaries shall cause their respective representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the Parent) conducted heretofore with respect to any Acquisition Proposal. The Target shall not release any third party from the confidentiality and standstill provisions of any Contract to which the Target is a party.

          6.7 Debt Financings; Updated Financial Information.

                    (a) From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement pursuant to its terms, each of the Target and its Subsidiaries will use reasonable efforts to cooperate with the Parent, its financing sources and their respective agents, consultants, advisors and other representatives (including legal counsel, accountants, and financial advisors) in connection with obtaining and consummating the debt financings contemplated by the Debt Commitment Letters (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Target and its Subsidiaries), including (i) assisting in the preparation of any prospectus, offering memorandum or similar document or marketing material, and cooperating with prospective lenders in connection therewith, (ii) making senior management of the Target and its Subsidiaries reasonably available for road show or syndication presentations, lender or proposed financing source meetings and ratings agencies presentations, (iii) cooperating with prospective lenders and their respective advisors in performing their due diligence, and (iv) helping procure other definitive financing documents (including using reasonable efforts to cause management of the Target and its Subsidiaries to provide to the Parent and its financing sources the information about the Target and its Subsidiaries that would be required to be included in a registration statement on Form S-1 under the Securities Act and using commercially reasonable efforts to cause the Target’s and its Subsidiaries’ accountants to provide comfort letters consistent with SAS 72 (as amended), including standard negative assurance on any interim period or pro forma financial statements, to any underwriters or initial purchasers involved in such financings); provided that(x) none of the Target and its Subsidiaries shall be required to take any action in contravention of any of its Organizational Documents, (y) none of such actions taken by the Target or its Subsidiaries pursuant to this Section 6.7 shall constitute a breach by the Target of any of its representations, warranties or covenants under this Agreement, and (z) none of the Target or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other Liability in connection with such debt financing prior to the Effective Date. If the Closing is not consummated, Parent shall, promptly upon request by the Target, reimburse the Target for all reasonable out-of-pocket costs incurred by the Target or its Subsidiaries (or any of their respective officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors) in connection with any actions taken by any of them pursuant to this Section 6.7; provided that any such costs in excess of $100,000 in the aggregate shall have first been approved by Parent. Subject to the provisions of Section 11.3(b), Parent shall indemnify and hold harmless the Target Stockholders for and against any and all Losses suffered or incurred by them in connection with the arrangement of such debt financing and any information utilized in connection therewith, other than with respect to any claim arising from gross negligence, bad faith or willful misconduct on the part of such Target Stockholder; provided that the Parent’s indemnification obligations under this Section6.7 shall not affect or otherwise diminish or obviate in any respect, or affect the Purchaser’s right to rely upon, any of the representations, warranties or covenants made by the Target in this Agreement.

                    (b) As soon as reasonably practicable, but in no event later than thirty (30) days after the end of each calendar month during the period from the date hereof to the Closing, the Target shall provide the Parent with unaudited monthly financial statements of the Target and its consolidated Subsidiaries for such preceding month prepared in a manner consistent with historical practice.

          6.8 Termination of Affiliate Contracts. From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement pursuant to its terms, the Target shall take such action as may be necessary to cause the Contracts with Affiliates listed on Target Disclosure Schedule 6.8 to be terminated in full and of no further force or effect as of the Closing.

          6.9 Capital Expenditures. From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement pursuant to its terms, the Target and its Subsidiaries shall make capital expenditures (for rental fleet, computers, transportation equipment and forklifts) in accordance with the CapEx Budgeted Amount on Target Disclosure Schedule 6.9 (as such amount may be increased in accordance with Section 6.2(a)); provided, however, that the sole and exclusive remedy for breach of this covenant shall be through the CapEx Adjustment.

          6.10 Stockholder Approval. The Target shall take all actions necessary in accordance with the DGCL and its Organizational Documents to obtain as promptly as practicable following the execution of this Agreement, by written consent, the adoption and approval of such matters by a majority of the holders of Target Common Stock. The Target will promptly following receipt of any such consent deliver a copy thereof to the Parent.

ARTICLE VII

COVENANTS OF THE PARENT

          7.1 Confidentiality. The Parties acknowledge and agree that the letter agreement, dated as February 14, 2006, from Lehman Brothers Inc., as financial advisor to, and on behalf of, the Target, to Welsh, Carson, Anderson & Stowe X, L.P. (the “Confidentiality Agreement”) is incorporated herein by reference and made a part hereof and notwithstanding anything to the contrary therein, the Confidentiality Agreement shall remain in full force and effect subject to the terms, conditions and expiration provisions contained therein through the earlier of the Closing Date or February 14, 2008. The Parent and Merger Sub further agree that they shall, and they shall cause their Representatives (as defined in the Confidentiality Agreement) and Affiliates to, be bound by the terms of the Confidentiality Agreement as if they were parties thereto.

          7.2 Director and Officer Indemnification and Insurance. For a period of six (6) years after the Closing Date, the Parent agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each individual who served as a director or officer of the Target or any of its Subsidiaries at any time prior to the Closing Date against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent permitted under Delaware law (and the Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under Delaware law, provided the former director or officer to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such former director or officer is not entitled to indemnification). All of such rights to indemnification and to receive expense advances shall be in accordance with the provisions of the Organizational Documents of the Surviving Corporation, which such provisions shall be no less favorable than the comparable provisions of the Organizational Documents of the Target as of the date of this Agreement. The Parent shall cause (i) to be maintained in effect for a period of six (6) years after the Closing Date the current policies of directors’ and officers’ liability insurance maintained by the Target and its Subsidiaries with respect to matters occurring at or prior to the Closing; provided, that the Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are not less advantageous in the aggregate than the existing policies; provided, further, that during such period, the Parent and the Surviving Corporation and its Subsidiaries shall in no event be required to expend pursuant to the foregoing clause (i) or the proviso thereto more than an amount per year equal to 300% of the current annual premium paid by the Target for such insurance (which premium the Target represents and warrants to be not more than $72,000 per annum), and if the aggregate annual premium would exceed such amount, the Surviving Corporation shall provide the coverage which shall then be available at an aggregate annual premium equal to 300% of the current annual premium, or (ii) to be purchased six (6) year tail insurance covering each Person currently covered by the Target’s or its Subsidiaries’ existing directors’ and officers’ liability insurance policies with respect to matters occurring at or prior to the Closing, and such policies shall provide substantially similar coverage as is provided for the Persons who are covered by the Target’s and its Subsidiaries’ existing policies. The indemnification set forth in this Section 7.2 shall be exempt from the limitations set forth in Section 11.3(c)(ii).

          7.3 Employee Matters.

                    (a) Subject to the provisions of Section 7.3(b), the Parent will, or will cause its Subsidiaries to, continue to employ, commencing as of the Closing Date, each of the employees of the Target and its Subsidiaries who are employed (including those who are on maternity and paternity leave, vacation, sick leave, short-term, military leave, jury duty, death leave, and any other permitted absence from employment) immediately prior to the Closing Date. The employees who continue in such employment with the Parent or its Subsidiaries (including the Surviving Corporation) are herein referred to as “Continuing Employees”. For the six month period immediately following the Closing Date (except for bonus opportunities, which shall be payable through December 31, 2006), the Parent shall, or shall cause its Subsidiaries to, provide (i) each Continuing Employee with a base wage or base salary and bonus opportunities that are no less favorable in the aggregate to such Continuing Employee than those in effect immediately prior to the Closing Date and (ii) the Continuing Employees with Benefit Plans which are in the aggregate no less favorable than those provided to the Continuing Employees immediately prior to the Closing Date under the Target Benefit Plans. On or after the Closing Date, the Parent shall cause the Surviving Corporation to credit for purposes of eligibility to participate and vesting under all Benefit Plans (other than any equity incentive plans) maintained by the Parent and its Subsidiaries, for the Continuing Employees’ service with the Target and its Subsidiaries to the same extent recognized by the Target and its Subsidiaries under the Target Benefit Plans immediately prior to the Closing Date. With respect to each Continuing Employee whose employment is terminated by the Parent within six months following the Closing, the Parent shall provide severance benefits which are no less favorable in the aggregate than those to which the Continuing Employee would have been entitled under the Severance Policies.

                    (b) Nothing contained in this Section 7.3 is intended to confer upon any employee of the Target or any of its Subsidiaries any right to continued employment after evaluation by the Parent of its employment needs after the Closing Date, and nothing contained in this Section 7.3 is intended to obligate the Parent to continue the employment of any employee of the Target or any of its Subsidiaries after the Closing Date. This Section 7.3 is solely for the purpose of defining the obligations between Target and the Parent concerning the employees of the Target and its Subsidiaries, and shall in no way be construed as creating any employment contract or other contract between the Target (and/or its Subsidiaries) or the Parent, on the one hand, and any employees of the Target and/or its Subsidiaries, on the other hand.

          7.4 Parent’s Financing. The Parent will use its reasonable commercial efforts to perform all obligations required to be performed by it in accordance with and pursuant to the Commitment Letters and to maintain the same in full force and effect, and will not amend, terminate or waive any provisions under such Commitment Letters (other than those provisions that facilitate such financing) unless Parent, with the reasonable consent of Target as contemplated by Section 9.2(f), enters into alternative financing arrangements that provide for closing conditions and other terms and conditions that are no less favorable than those set forth in the Commitment Letters. The Parent agrees to notify the Target following its receipt of notification by any financing source under the Commitment Letters or in connection with any substitute debt or other financing of such source’s inability or refusal to provide the financing described in the applicable Commitment Letters. The Parent shall keep the Target fully informed of any material adverse developments relating to the proposed debt financing.

ARTICLE VIII

COVENANTS OF THE PARENT AND THE TARGET

          8.1 Regulatory and Other Approvals. Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the Parent and the Target will (a) proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental Entities or any other Person required to consummate the transactions contemplated hereby and by the Ancillary Agreements, (b) provide such other information and communications to such Governmental Entities or other Persons as such Governmental Entities or other Persons may reasonably request and (c) cooperate with each other as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Entities or other Persons required to consummate the transactions contemplated hereby and by the

Ancillary Agreements. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing. None of the Target, any Target Stockholder or the Parent shall be required to pay any consideration to any other Person (other than nominal filing and application fees to Governmental Entities) from whom any such approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers are requested.

          8.2 HSR Approval. Notwithstanding anything set forth in Section 8.1 above:

                    (a) Each of the Parent and the Target agree to make, or cause to be made, an appropriate filing of a Notification and Report Form or any other notifications and information required pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days following the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

                    (b) In connection with the efforts referenced in Section 8.2(a), each of the Parent and the Target shall (i) use their reasonable best efforts to cooperate in all respects with the other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other parties informed of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any communication, meeting or conference with, the FTC, the DOJ, or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person. The Target and the Parent, as the case may be, may redact any information from such documents shared with the other party or its counsel that is not pertinent to the subject matter of the filing or submission or which is subject to applicable confidentiality agreements or other confidentiality restrictions.

                    (c) Each of the Parent, on the one side, and the Target, on the other side, shall exercise all commercially reasonable efforts to prevent the entry in any claim, action, suit, audit, assessment arbitration or inquiry, or any proceeding or investigation, by or before any Governmental Entity by the DOJ, the FTC, or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational) (collectively, “Antitrust Authorities”) or any other Person of any Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

                    (d) The Parent shall cooperate in good faith with the Antitrust Authorities, consent to the sharing of information among Antitrust Authorities as reasonably requested by the Target, and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement, including proffering and consenting to an Order providing for the sale or other disposition, or the holding separate, of particular assets, categories of assets or lines of business, of either assets or lines of business of the Target, or any other assets or lines of business of the Parent.

          8.3 Consents. The Parent acknowledges that certain consents and waivers with respect to the Merger may be required from parties to Contracts to which the Target or any of its Subsidiaries is a party and that such consents and waivers have not been obtained, the Parent agrees that the Target and its Affiliates shall not have any liability whatsoever to the Parent arising out of or relating to the failure to obtain any consents, waivers or approvals that may be required in connection with this transaction or because of the termination of any Contract as a result thereof, and the Parent further agrees that no representation, warranty or covenant of the Target contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any such consent, waiver or approval, (b) any such termination or (c) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent, waiver or approval or any such termination. The Parent also agrees to pay all costs associated with obtaining any consents, waivers or approvals.

          8.4 Public Announcements. Until the Effective Time, no Party shall, nor shall any of their respective Affiliates, without the approval of the other parties, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the Parties may make internal announcements to their respective employees. Following the Effective Time, this Section 8.4 shall be of no further force or effect.

          8.5 Tax Matters.

                    (a) Preparation and Filing of Tax Returns. The Target shall prepare, or cause to be prepared, and shall file, or cause to be filed, all Tax Returns of, or that include, the Target or any of its Subsidiaries that are due on or before the Closing Date. The Target shall pay prior to the Closing Date all Tax liabilities shown by such Tax Returns to be due. The Parent shall prepare, or cause to be prepared, and shall file, or cause to be filed, all Tax Returns of the Target and its Subsidiaries that are due after the Closing Date. With respect to any Tax Return of the Target or any of its Subsidiaries that begins on or before and ends after the Closing Date (a “Straddle Period”), the Parent shall deliver a copy of such Tax Return to the Target Stockholder Representative at least 30 calendar days prior to the due date (giving effect to any extension thereof), accompanied by an allocation between the Pre-Closing Period and the Post-Closing Period, in accordance with the principles of Section 8.6, of the Taxes shown to be due on such Tax Return. Such Tax Return and allocation shall be final and binding on the parties hereto, unless, within thirty (30) calendar days after the date of receipt by the Target Stockholder Representative of such Tax Returns and allocation, the Target Stockholder Representative delivers to the Parent a written request for changes to such Tax Returns or allocation. If the Target Stockholder Representative delivers such a request, then the Target Stockholder Representative and the Parent shall undertake in good faith to resolve the issues raised in such request prior to the due date (including any extension thereof) for filing such Tax Return. If the Target Stockholder Representative and the Parent are unable to resolve any issue by the earlier of (i) ten (10) calendar days after the date of receipt by the Parent of the request for changes, or (ii) ten (10) calendar days prior to the due date (including any extension thereof) for filing of the Tax Return in question, then the Target Stockholder Representative and the Parent shall engage jointly an independent accounting firm to determine the correct treatment of the item or items in dispute. Each of the Target Stockholder Representative and the Parent shall bear and pay one-half of the fees and other costs charged by such independent accounting firm. The determination of the independent accounting firm shall be final and binding on the parties hereto. If the independent accounting firm is unable to make its determination with respect to any disputed item prior to the due date (including any extension thereof) for filing such Tax Return, then the Parent may treat the item, for purposes of filing the Tax Return, as it determines in its sole discretion, and may cause the Tax Return to be filed. However, in such a case, the independent accounting firm shall make its determination with respect to the disputed items and the determination of the independent accounting firm shall control the rights of the parties under this Agreement.

                    (b) Cooperation in Filing Tax Returns. The Parent, the Target, and the Target Stockholder Representative shall, and shall cause each of their respective Subsidiaries and Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes.

                    (c) Payment of Transfer Taxes and Fees. The Parent shall pay all Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless the Target, the Target Stockholders and the Target Stockholder Representative and their respective Affiliates with respect to such Transfer Taxes. Each of Parent and Target shall pay one-half of the Real Property Transfer Taxes. The Parent shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes and Real Property Transfer Taxes.

          8.6 Allocation of Certain Taxes. Taxes for a Straddle Period shall be allocated as follows: (i) in the case of Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or ad valorem Taxes, the portion of such Taxes allocated to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period, multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any other Tax, the portion of such Taxes allocated to the Pre-Closing Period shall be determined on the basis of an interim closing of the books as of the end of the Closing Date.

          8.7 Further Assurances. Each party hereto shall execute such documents and other instruments and take such further actions as may reasonably be required or desirable to carry out the provisions hereof and consummate this transaction, including the good faith negotiation and execution of the Escrow Agreement. Upon the terms and subject to the conditions hereof, each party hereto shall use its respective commercially reasonable efforts (subject to the last sentence of Section 8.1) to (a) take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to consummate this transaction as promptly as practicable, and (b) obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

ARTICLE IX

CONDITIONS TO CLOSING

          9.1 Conditions to Obligations of the Parent and the Target. The obligations of the Parent and the Target to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:

                    (a) All Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity, required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect.

                    (b) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal.

                    (c) The Requisite Stockholder Approval shall have been obtained.

          9.2 Conditions to Obligation of the Parent. The obligation of the Parent to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by the Parent in its sole discretion) of the following further conditions:

                    (a) Each of the representations and warranties of the Target set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Target Material Adverse Effect qualifiers contained therein) at and as of the Closing Date as if made at and as of the Closing Date (in each case, without giving effect to any Target Disclosure Schedule Supplement), except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness of such representations and warranties would, in the aggregate, reasonably be expected to have a Target Material Adverse Effect.

                    (b) The Target shall have performed or complied in all material respects with its obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

                    (c) The applicable waiting period with respect to the HSR Act filing (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

                    (d) The Parent shall have received from the Target the calculation of the Estimated Total Common Stock Merger Consideration in accordance with Section 2.3(a).

                    (e) The Parent shall have received a certificate dated the Closing Date signed on behalf of the Target to the effect that the conditions set forth in Sections 9.2(a), (b) and (g) have been satisfied.

                    (f) The Parent shall have received the funds contemplated by the Debt Commitment Letters, or alternative debt financing on terms no less favorable in the aggregate than those contained in the Debt Commitment Letters, provided, however, that Parent shall not have amended or terminated the Debt Commitment Letters in anticipation of such alternative debt financing without the Target’s prior written consent, which shall not be unreasonably withheld (it being understood that the Target may withhold such consent if the alternative debt financing contains any conditions not contained in the Debt Commitment Letters).

                    (g) Since the date of this Agreement, no fact, circumstance, development or event shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Target Material Adverse Effect.

                    (h) The Parent shall have been furnished with (x) debt payoff letters (the “Debt Payoff Letters”) from all holders of Target Debt, which Debt Payoff Letters set forth the terms and conditions for the payment and satisfaction in full of all such Target Debt and release of all Liens granted by the Target or any of its Subsidiaries relating thereto on and as of the Closing Date, and (y) payoff letters from the Target Stockholders, all Affiliates of the Target Stockholders or of the Target or any of its Subsidiaries that are owed Target Transaction Expenses.

                    (i) The Parent shall have received copies of the termination agreements, in form and substance reasonably satisfactory to the Parent, for the Contracts with Affiliates listed on Target Disclosure Schedule 6.8, in each case duly executed by the parties thereto.

                    (j) The Parent shall have received from Paul, Hastings, Janofsky & Walker LLP, counsel for the Target and its Subsidiaries, a legal opinion in form and substance reasonably satisfactory to the Parent, which shall be addressed to the Parent and dated as of the Closing Date and which shall permit reliance thereon by the financing sources that are the providing the financing contemplated by the Debt Commitment Letters.

                    (k) The Parent shall have received from the Target a certificate dated as of the Closing Date, sworn under penalty of perjury and in form and substance as required under the Treasury regulations issued pursuant to Section 897 of the Code, stating that an interest in the Target is not a “United States real property interest” within the meaning of Section 897 of the Code.

          9.3 Conditions to Obligations of the Target. The obligation of the Target to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by the Target in its sole discretion) of the following further conditions:

                    (a) Each of the representations and warranties of the Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Parent Material Adverse Effect qualifiers contained therein) at and as of the Closing Date as if made at and as of the Closing Date (in each case, without giving effect to any Parent Disclosure Schedule Supplement), except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness of such representations and warranties would, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

                    (b) The Parent shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

                    (c) The applicable waiting period with respect to the HSR Act filing (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

                    (d) The Target shall have received a certificate dated the Closing Date signed on behalf of the Parent by an officer of the Parent to the effect that the conditions set forth in Section 9.3(a) and 9.3(b) have been satisfied.

ARTICLE X

TERMINATION

          10.1 Termination.

                    (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time:

                              (i) by mutual written consent of the Parent and the Target at any time prior to the Closing, by action of their respective Board of Directors;

                              (ii) by the Parent or the Target if the Effective Time does not occur on or before September 30, 2006; provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;

                              (iii) by the Parent if (A) there has been a breach by the Target of any of its respective representations, warranties, covenants or agreements contained in this Agreement or if any representation or warranty of the Target shall have become untrue, in either case, such that the conditions set forth in Section 9.2 would not be satisfied, and (B) such breach is not curable, or, if curable, is not cured within ten (10) Business Days after written notice of such breach is given to the Target and the Target Stockholder Representative by the Parent;

                              (iv) by the Target if (A) there has been a breach by the Parent or the Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of the Parent or the Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 9.3 would not be satisfied, and (B) such breach is not curable, or, if curable, is not cured within ten (10) Business Days after written notice of such breach is given to the Parent by the Target or the Target Stockholder Representative;

                              (v) by the Parent or the Target if a Governmental Entity, including, but not limited to, the FTC or the DOJ, shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which Order or other action is final and non-appealable.

                    (b) The Party desiring to terminate this Agreement pursuant to Section 10.1(a)(ii), (iii), (iv) or (v) shall give written notice of such termination to the other Parties hereto.

          10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Parties or their respective officers, directors, stockholders or Affiliates, except that (a) the provisions of this Section 10.2 and Section7.1 (Confidentiality) and Section 8.4 (Public Announcements) and Article XII (Miscellaneous) of this Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with their respective terms, and (b) such termination shall not relieve any Party to this Agreement from all violations of this Agreement that occurred prior to such termination.

ARTICLE XI

SURVIVAL

          11.1 Representations and Warranties. The representations and warranties contained in this Agreement or in any Schedule, Exhibit, certificate or other writing delivered in connection with this Agreement shall survive the Effective Time until the earlier of (a) the one (1) year anniversary of the Closing Date or (b) thirty (30) days following delivery of audited financial statements of Parent with a report of an independent accounting firm thereon for the year ended December 31, 2006.

          11.2 Covenants. The covenants and agreements which by their terms do not contemplate performance after the Effective Time shall terminate as of the Effective Time. The covenants and agreements which by their terms contemplate performance after the Effective Time shall survive after the Effective Time in accordance with their terms.

          11.3 Indemnification.

                    (a) Indemnification Obligations of the Target Stockholders. The Parent, the Surviving Corporation, their Affiliates and their respective shareholders, partners, directors, officers, employees, agents, consultants, advisors and other representatives, successors and permitted assigns (collectively, the “Parent Indemnified Parties”) shall be indemnified and held harmless solely and exclusively from the Escrow Fund from and against any Losses, which any such Parent Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

                              (i) any breach of any representation or warranty (it being understood that compliance with representations and warranties will be measured both as of the date hereof and as of the Closing Date and consistent with Section6.5) of the Target or any of its Subsidiaries contained in this Agreement or in the certificate to be delivered pursuant to Section 9.2(e);

                              (ii) any nonfulfillment or breach of any covenant or agreement by the Target or any of its Subsidiaries contained in this Agreement or in the certificate to be delivered pursuant to Section 9.2(e);

                              (iii) any claim by any third party (including Governmental Entities) against or affecting the Target or any of its Subsidiaries which, if successful,

would give rise to or relate to a breach of (x) any of the representations or warranties on the part of the Target or any of its Subsidiaries referred to in clause (i) above, or (y) any of the covenants or agreements of the Target or any of its Subsidiaries referred to in clause (ii) above;

                              (iv) any exercise or purported exercise by any Target Stockholder of appraisal rights in accordance with the applicable provisions of the DGCL (it being understood that such Losses shall be the difference between the appraised value of the Dissenting Shares and the Total Common Stock Merger Consideration applicable to such shares plus any other costs or expenses incurred in connection therewith);

                              (v) Taxes of the Target and its Subsidiaries for any Pre-Closing Periods (including the pre-Closing portion of any Straddle Period), except to the extent that a liability for such Taxes is included in the determination of the Working Capital Amount; or

                              (vi) any Legacy Environmental Conditions (as defined in Section 11.3(c)(i)), subject to the limitations set forth in Section 11.3(c)(i).

                    (b) Indemnification Obligations of the Parent. The Parent shall indemnify the Target Stockholders, their Affiliates and their respective shareholders, partners, directors, officers, employees, agents, consultants, advisers and other representatives, successors and assigns (collectively, the “Stockholder Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Stockholder Indemnified Parties as and when incurred for any Losses which any Stockholder Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

                              (i) any breach of any representation or warranty of the Parent or Merger Sub contained in this Agreement or in the certificate to be delivered pursuant to Section 9.3(d); or

                              (ii) any nonfulfillment or breach of any covenant or agreement by the Parent contained in this Agreement or in the certificate to be delivered pursuant to Section 9.3(d).

                    (c) Limitations on Indemnification.

                              (i) (x) The Parent Indemnified Parties shall not be entitled to indemnification in respect of any Losses for which indemnity is claimed under Section 11.3(a) above, unless and until the aggregate amount of all such Losses exceeds $4,000,000 (the “Deductible Amount”), provided, that if the aggregate amount of Losses claimed exceeds the Deductible Amount, then a Parent Indemnified Party shall be entitled to claim the total amount of all Losses that exceed the Deductible Amount; (y) for purposes of computing the Deductible Amount there shall be a threshold of $50,000 for each separate claim for indemnification (the “Per Claim Threshold”) and a threshold of $100,000 for series of claims arising from the same or substantially related circumstances for indemnification (the “Series Claims Threshold”), provided, that if any claims exceed the Per Claim Threshold or the Series Claims Threshold, as applicable, then all of such claims, regardless of the Per Claim Threshold and the Series Claims Threshold, will be included in computing the Deductible Amount; and (z) the maximum amount of Losses that the Purchaser Indemnified Parties will be entitled to recover pursuant to Section 11.3(a) above is the Escrow Amount. Without limiting the foregoing, the Parent Indemnified Parties shall not be entitled to indemnification under Section 11.3(a) above with respect to any Losses relating to Hazardous Substance contamination at any Real Property, which contamination was present at such Real Property prior to the date the Target or any of its Subsidiaries acquired or commenced operations at such Real Property (“Legacy Environmental Conditions”), except to the extent that such Losses arise as a result of any Action, Order or other claim by any third party (including any Governmental Entity) with respect to such Legacy Environmental Conditions. Parent agrees that, during the applicable survival period set forth in Section 11.1, Parent shall not perform or allow any “Phase II” investigation or other invasive sampling of soil or groundwater conditions at any Real Property (“Environmental Sampling”) which has the purpose of, or where the reasonably foreseeable result thereof is, the discovery of Hazardous Substance contamination with respect to which Target would be required to provide indemnification pursuant to this Agreement, except (i) as required by a demand, complaint, order or directive of a Governmental Entity, (ii) as required in connection with a written demand by a third party asserting or alleging liability of the Target or its Subsidiaries with respect to a release of Hazardous Substances at the Real Property (iii) as affirmatively required under any Environmental Law, provided that Parent shall not conduct prophylactic Environmental Sampling in the absence of information indicating a material cleanup liability at any Real Property, (iv) as required for construction, maintenance, repair or operation of the Real Property which is performed for a bona fide business purpose, and (v) as reasonably required by any third party in connection with transactions involving the Real Property including without limitation any sale or financing transaction. The Parent Indemnified Parties shall in any event not be entitled to any indemnification for Losses relating to Hazardous Substance contamination at any Real Property was disclosed with particularity in the Target Disclosure Schedule.

                              (ii) (x) The Parent shall not be required to indemnify the Stockholder Indemnified Parties in respect of any Losses for which indemnity is claimed under Section 11.3(b) above, unless and until the aggregate amount of all such Losses exceeds the Deductible Amount, provided, that if the aggregate amount of Losses claimed exceeds the Deductible Amount, then a Stockholder Indemnified Party shall be entitled to claim, and the Parent shall be obligated to indemnify such Stockholder Indemnified Party, for the total amount of all Losses that exceed the Deductible Amount; (y) for purposes of computing the Deductible Amount there shall be a Per Claim Threshold and a Series Claims Threshold, provided, that if any claims exceed the Per Claim Threshold or the Series Claims Threshold, as applicable, then all of such claims, regardless of the Per Claim Threshold and the Series Claims Threshold, will be included in computing the Deductible Amount; and (z) the maximum amount of Losses that the

Stockholder Indemnified Parties will be entitled to recover pursuant to Section 11.3(b) or Section 6.7(a) above is $25,000,000.

                    (d) Manner of Calculation. For the purposes of determining whether there has been a breach of any representation or warranty for purposes of Section 11.3(a) or 11.3(b), or the amount of any Loss related to a breach of any representation or warranty, the representations and warranties set forth in this Agreement shall be considered without regard to any “material,” “Target Material Adverse Effect,” “Parent Material Adverse Effect” or similar qualifications set forth therein.

                    (e) Manner of Payment; Escrow. Any indemnification of the Stockholder Indemnified Parties pursuant to this Section 11.3 shall be effected by wire transfer of immediately available funds from the Parent to an account designated in writing by the Stockholder Indemnified Party within fifteen (15) days after the determination thereof. Any indemnification of the Parent Indemnified Parties pursuant to this Section 11.3 shall be effected by wire transfer from the Escrow Funds to an account designated in writing by the Parent Indemnified Party within fifteen (15) days after the determination thereof. All payments to a Parent Indemnified Party pursuant to this Section 11.3 shall be satisfied solely and exclusively from the Escrow Funds and the Parent and the Target Stockholder Representative shall execute the necessary documents instructing the Escrow Agent to make the applicable payments.

                    (f) Sole and Exclusive Remedy. Each of the Parent and the Target acknowledges and agrees that, should the Closing occur, the sole and exclusive remedy of the Parent Indemnified Parties and the Stockholder Indemnified Parties, as applicable, with respect to any and all matters arising out of, relating to or connected with this Agreement or the certificates delivered pursuant to Sections 9.2(e) and 9.3(d) (other than (x) claims of, or causes of action arising from, fraud, (y) with respect to the payment of any Post-Closing Adjustment, or (z) equitable remedies) shall be pursuant to the indemnification provisions set forth in this Article XI. Notwithstanding anything to the contrary contained herein, the Escrow Amount shall constitute the sole and exclusive source of payment or recovery for all claims for indemnification by the Parent Indemnified Parties pursuant to this Article XI. In furtherance of the foregoing, the Parent (on behalf of itself, each of the Parent Indemnified Parties and each of their respective Affiliates (including, following the Closing, any entity that acquires an interest in any of the Target and its Subsidiaries)) hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud or seeking an equitable remedy) which a Parent Indemnified Party may have against the Target, any of its Subsidiaries, any Target Stockholder, or any of their respective Affiliates arising under or based upon any Law or otherwise (except pursuant to the indemnification provisions set forth in this Article XI and with respect to the payment of any Post-Closing Adjustment).

                    (g) Survival of Indemnity. Any representation, warranty, covenant or other agreement in respect of which indemnity may be sought under this Section 11.3, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to Sections 11.1 or 11.2, as applicable, if written notice of the claim giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time and, in any such case, such representation, warranty, covenant or other agreement shall survive until any claim for indemnity related to such inaccuracy or breach or potential inaccuracy or breach is settled or resolved.

                    (h) No Effect on Representations and Warranties. The representations, warranties and covenants contained in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall survive for the periods set forth in Sections 11.1 and 11.2 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s representatives or the acceptance by any party of any certificate or opinion hereunder.

                    (i) Calculation of Indemnity Payments. Any Person seeking indemnification under this Article XI (the “Indemnitee”) agrees to use its commercially reasonable efforts to pursue and collect on any material recovery available under any insurance policies; provided, however, that the Indemnitee shall not be obligated to make such insurance claim if the cost of pursuing such insurance claim together with any corresponding increase in insurance premiums or other chargebacks to the Parent would exceed the value of the claim for which the Indemnitee is seeking indemnification. The amount of Losses payable under this Article XI by any Person from which any Indemnitee is seeking indemnification pursuant to this Article XI (the “Indemnitor”) shall be reduced by any and all amounts actually received by the Indemnitee under applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnitee actually receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnitor, then such Indemnitee shall promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification up to the amount received by the Indemnitee, net of any expenses incurred by such Indemnitee in collecting such amount. The amount of Losses incurred by an Indemnitee with respect to an item shall be reduced by the amount of any income Tax benefit actually received by an Indemnitee with respect to such Losses.

ARTICLE XII

MISCELLANEOUS

          12.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to the Parent or Merger Sub, to:

MSG WC Holdings Corp. c/o Welsh, Carson, Anderson & Stowe X, L.P. 320 Park Avenue, Suite 2500 New York, NY 10022 Attn: Tony de Nicola and Sanjay Swani Facsimile: (212) 893-9561/893-9562

With a required copy to (which shall not constitute notice to the Parent or Merger Sub):

Kirkland & Ellis LLP 153 East 53rd Street New York, NY 10022 Attn: Michael Movsovich, Esq. Facsimile: (212) 446-4900

If to the Target, to:

Mobile Storage Group, Inc.
7590 North Glenoaks Boulevard
Burbank, CA 91504
Attn: Douglas A. Waugaman,
President and Chief Executive Officer
and Christopher A. Wilson, Esq., General Counsel
Facsimile: (818) 253-3154

With a required copy to:

Paul, Hastings, Janofsky & Walker LLP 515 South Flower Street, 25th Floor Los Angeles, CA 90071 Attn: Robert A. Miller, Jr., Esq. Facsimile: (213) 627-0705

If to the Target Stockholder Representative, to:

Windward Capital Management, LLC 712 Fifth Avenue, 21st Floor New York, NY 10019 Attn: Mark C. Monaco Facsimile: (212) 382-6534

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

          12.2 Amendments and Waivers.

                    (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

                    (b) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          12.3 Expenses. Except as otherwise provided in this Agreement (including (i) Section 2.8(b)(iii), (ii) Section 8.l(a), (iii) Section 8.5(c) and (iv) the HSR Act filing fees which shall be borne solely by the Parent or any of its Subsidiaries), each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Merger is consummated.

          12.4 Successors and Assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. Notwithstanding the foregoing, without the prior written consent of any other party to this Agreement, the Parent and/or the Surviving Corporation may (i) assign any or all of its rights hereunder to one or more of its Affiliates or any future owner of the business (whether by merger, consolidation, sale of stock, sale of assets or otherwise), and (ii) collaterally assign its rights, but not its obligations, under this Agreement to any of its financing sources. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

          12.5 Governing Law. This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the

State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

          12.6 Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of any state or Federal court located within the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, and agrees to commence any such action, suit or proceeding only in such courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

          12.7 Counterparts. This Agreement may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Agreement, and the delivery of the Ancillary Agreements and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile signatures.

          12.8 No Third Party Beneficiaries. Except as contemplated by Section 6.7, Section 7.2 and Section 11.3, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          12.9 Entire Agreement. This Agreement, the Ancillary Agreements, the Target Disclosure Schedule (including any Target Disclosure Schedule Supplement), the Parent Disclosure Schedule, the Confidentiality Agreement and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the subject matter hereof. The Target Disclosure Schedule (including any Target Disclosure Schedule Supplement) and the Parent Disclosure Schedule referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

          12.10 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

          12.11 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          12.12 Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

          12.13 Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

PARENT:

MSG WC HOLDINGS CORP.

By:

Name: Sanjay Swani
Title: President

MERGER SUB:

MSG WC ACQUISITION CORP.

By:

Name: Sanjay Swani
Title: President

TARGET:

MOBILE SERVICES GROUP, INC.

By:

Name:
Title:

TARGET STOCKHOLDER REPRESENTATIVE:

WINDWARD CAPITAL MANAGEMENT, LLC

By:

Name:
Title:

[Signature Page to Merger Agreement]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

PARENT:

MSG WC HOLDINGS CORP.

By:

Name:
Title:

MERGER SUB:

MSG WC ACQUISITION CORP.

By:

Name:
Title:

TARGET:

MOBILE SERVICES GROUP, INC.

By:

Name: Douglas A. Waugaman
Title: President

TARGET STOCKHOLDER REPRESENTATIVE:

WINDWARD CAPITAL MANAGEMENT, LLC

By:

Name: Mark C. Monaco
Title: Managing

[Signature Page to Merger Agreement]

The undersigned hereby executes this Merger Agreement solely with respect to the provisions of Section 6.6.

WINDWARD CAPITAL LP II, L.L.C.

By:

Name: Mark C. Monaco
Title: Managing Member

WINDWARD CAPITAL PARTNERS II, L.P.

By: Windward Capital GP II, LLC

By:

Name: Mark C. Monaco
Title: Managing Member

WINDWARD/MSG CO-INVEST, LLC

By: Windward Capital GP II, LLC

By:

Name: Mark C. Monaco
Title: Managing Member

WINDWARD/MSG CO-INVEST II, LLC

By: Windward Capital GP II, LLC

By:

Name: Mark C. Monaco Title: Managing Member

[Signature Page to Merger Agreement]